Exhibit 10.1

Credit Agreement
among
Sanderson Farms, Inc.
and
Bank of Montreal,
Individually and as Agent
Regions Bank,
AgFirst Farm Credit Bank,
as Co-Documentation Agent
U.S. Bank National Association,
as Syndication Agent
and
The From Time to Time Banks Parties Hereto
May 1, 2008

[BMO Capital Markets, as Sole Lead Arranger and Sole Book Runner]

Sanderson Farms, Inc.
Credit Agreement

-i-

-ii-

Section	Heading	Page
Section 10.	The Agent	38
Section 10.1.	Appointment and Authorization of Agent	38
Section 10.2.	Agent and its Affiliates	38
Section 10.3.	Action by Agent	39
Section 10.4.	Consultation with Experts	39
Section 10.5.	Liability of Agent; Credit Decision	39
Section 10.6.	Indemnity	40
Section 10.7.	Resignation of Agent and Successor Agent	40
Section 10.8.	L/C Issuer and Swing Line Bank.	40
Section 10.9.	Designation of Additional Agents	40

Section 11.	Miscellaneous	41
Section 11.1.	Amendments and Waivers	41
Section 11.2.	Waiver of Rights	41
Section 11.3.	Several Obligations	41
Section 11.4.	Non-Business Day	42
Section 11.5.	Survival of Indemnities	42
Section 11.6.	Documentary Taxes	42
Section 11.7.	Representations	42
Section 11.8.	Notices	42
Section 11.9.	Costs and Expenses; Environmental Indemnity	42
Section 11.10.	Counterparts	43
Section 11.11.	Successors and Assigns; Governing Law; Entire Agreement	44
Section 11.12.	No Joint Venture	44
Section 11.13.	Severability	44
Section 11.14.	Table of Contents and Headings	44
Section 11.15.	Sharing of Payments	44
Section 11.16.	Participants	44
Section 11.17.	Assignments	45
Section 11.18.	Confidentiality	47
Section 11.19.	Waiver of Jury Trial	48
Section 11.20.	USA Patriot Act	48

Signature Page		1
Exhibit A      Revolving Credit Note
Exhibit B      Swing Note
Exhibit C      Letter of Credit Agreement
Exhibit D      Guaranty Agreement
Exhibit E      Compliance Certificate
Exhibit F      Environmental Disclosure
Exhibit G      Schedule of Subsidiaries
Exhibit H      Litigation; Tax Returns; Approval

-iii-

Exhibit I      Assignment and Acceptance

Schedule 1      Commitments

-iv-

Sanderson Farms, Inc.
Credit Agreement
Bank of Montreal, as Agent
Chicago, Illinois
The from time to time lenders parties hereto
Ladies and Gentlemen:
     The undersigned, Sanderson Farms, Inc., a Mississippi corporation (the “Company”), applies to you for your several commitments, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the “Revolving Credit”) and a swing line (the “Swing Line”) available to the Company, all as more fully hereinafter set forth. Bank of Montreal in its individual capacity is sometimes referred to herein as “BMO,” and in its capacity as Agent for the Banks (as hereinafter defined) is hereinafter in such capacity called the “Agent.”
Section 1. The Credits.
     Section 1.1. The Revolving Credit. (a) Subject to all of the terms and conditions hereof, the Banks agree, severally and not jointly, to extend a Revolving Credit to the Company which may be utilized by the Company in the form of loans (individually a “Revolving Credit Loan” and collectively the “Revolving Credit Loans”) and L/Cs (as hereinafter defined). The aggregate principal amount of all Revolving Credit Loans, Swing Loans (as hereinafter defined) and Reimbursement Obligations (as hereinafter defined) at any time outstanding plus the maximum amount available to be drawn under all L/Cs outstanding from time to time shall not exceed the sum of the Banks’ Revolving Credit Commitments (as hereinafter defined) in effect from time to time during the term of this Agreement. The Revolving Credit shall be available to the Company, and may be availed of by the Company from time to time, be repaid and used again, during the period from the date hereof to and including May 1, 2013 (the “Revolving Credit Termination Date”).
     (b) At any time not earlier than October 1, 2009 and not later than January 1, 2010 (such period and each such period thereafter is referred to as an “Extension Request Period”), the Company may request that the Banks extend the then scheduled Revolving Credit Termination Date to the date one year from such Revolving Credit Termination Date and make any changes in the terms and conditions of the Loan Documents desired by the Company. Pursuant to any such request and no later than the April 1 immediately following such Extension Request Period the Banks may propose, by written notice to the Company, an extension of this Agreement to such later date on such terms and conditions as the Banks may then require. If the extension of this Agreement to such later date is acceptable to the Company on the terms and conditions proposed by the Banks, the Company shall notify the Banks of its acceptance or rejection no later than the April 16 immediately following such April 1, and upon the Company’s acceptance of such terms and conditions such later date will become the Revolving Credit Termination Date hereunder and this Agreement shall otherwise be amended in the manner described in the Banks’ notice proposing the extension of this Agreement upon the Agent’s receipt of (i) resolutions of the Company’s Board of Directors authorizing such extension and (ii) an opinion of counsel to the Company in form and substance acceptable to the Banks. The Company may request a further extension of the Revolving Credit Termination Date during each subsequent Extension Request Period and pursuant to any such requests the Banks may further offer to extend the Revolving Credit Termination Date by April 1 preceding any such later scheduled Revolving Credit Termination Date in the same manner as set forth above for the initial Revolving Credit Termination Date.
     (c) Loans under the Revolving Credit may be Eurodollar Loans or Domestic Rate Loans. All Revolving Credit Loans shall be made from each Bank in proportion to its Commitment Percentage (as hereinafter defined). Each Domestic Rate Loan shall be in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000 and each Eurodollar Loan shall be in an amount not less than $3,000,000 or such greater amount which is an integral multiple of $500,000.
     Section 1.2. The Revolving Notes. All Revolving Credit Loans made by each Bank under its Revolving Credit Commitment shall be evidenced by a single Revolving Credit Note of the Company substantially in the form of Exhibit A hereto (individually, a “Revolving Note” and together, the “Revolving Notes”) payable to the order of such Bank in the principal amount of such Revolving Credit Commitment, but the aggregate principal amount of indebtedness evidenced by such Revolving Note at any time shall be, and the same is to be determined by, the aggregate principal amount of all Revolving Credit Loans made by such Bank to the Company pursuant hereto on or prior to the date of determination less the aggregate amount of principal repayments on such Revolving Credit Loans received by or on behalf of such Bank on or prior to such date of determination. Each Revolving Note shall be dated as of the execution date of this Agreement, shall be delivered concurrently herewith, and shall be expressed to mature on the Revolving Credit Termination Date and to bear interest as provided in Section 1.4 hereof. Each Bank shall record on its books or records or on a schedule to its Revolving Note the amount of each Revolving Credit Loan made by it hereunder, whether each Revolving Credit Loan is a Domestic Rate Loan or Eurodollar Loan, and, with respect to Eurodollar Loans, the interest rate and Interest Period applicable thereto, and all payments of principal and interest and the principal balance from time to time outstanding, provided that prior to any transfer or assignment of such Revolving Note all such amounts shall be recorded on the schedule to such Revolving Note. The record thereof, whether shown on such books or records or on the schedule to the Revolving Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Bank to record, or any mistake in recording, any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Revolving Credit Loans made hereunder together with accrued interest thereon.
     Section 1.3. Swing Loans. (a) Generally. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Swing Line Bank may, in its discretion, make loans in U.S. Dollars to the Company under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit. Swing Loans may be availed of from time to time and borrowings thereunder may be repaid and used again during the period ending on the Revolving Credit Termination Date. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.
     All Swing Loans made by the Swing Line Bank under the Swing Line shall be evidenced by a Swing Note of the Company (the “Swing Note”) payable to the order of the Swing Line Bank in the amount of its Swingline Sub-Limit, the Swing Note to be in the form attached hereto as Exhibit B. Without regard to the face principal amount of the Swing Note, the actual principal amount at any time outstanding and owing by the Company on account thereof during the period ending on the Revolving Credit Termination Date shall be the sum of all advances then or theretofore made thereon less all principal payments actually received thereon during such period.
     (b) Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to (i) the sum of the Domestic Rate plus the Applicable Margin for Domestic Rate Loans under the Revolving Credit as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Bank’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan bearing interest at the Domestic Rate shall be payable quarterly in arrears on the last day of each calendar quarter and at maturity (whether by acceleration or otherwise), and interest on each Swing Loan bearing interest at the Swing Line Bank’s Quoted Rate shall be due and payable by the Company on each Interest Period and at maturity (whether by acceleration or otherwise). If any Swing Loan is not paid when due it shall bear interest at a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time plus 1.5%. Interest on all Swing Loans after maturity shall be due and payable upon demand.
     (c) Requests for Swing Loans. The Company shall give the Agent prior notice (which may be written or oral) (i) no later than 2:00 p.m. (Chicago time) on the date upon which the Company requests that any Swing Loan bearing interest at the Domestic Rate plus the Applicable Margin be made, and (ii) no later than 12:00 noon (Chicago time) on the date upon which the Company requests that any Swing Loan bearing interest at the Swing Line Bank’s Quoted Rate be made, and such notice shall include the amount and date of such Swing Loan, and, if applicable, the Interest Period requested therefor. The Agent shall promptly advise the Swing Line Bank of any such notice received from the Company. After receiving such notice, the Swing Line Bank shall in its discretion quote an interest rate to the Company at which the Swing Line Bank would be willing to make such Swing Loan available to the Company for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Bank’s Quoted Rate”). The Company acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Company does not so immediately accept the Swing Line Bank’s Quoted Rate for the full amount requested by the Company for such Swing Loan, the Swing Line Bank’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Domestic Rate Loans under the Revolving

Credit to the Domestic Rate as from time to time in effect. Subject to the terms and conditions hereof, the proceeds of each Swing Loan extended to the Company shall be deposited or otherwise wire transferred to the Company’s Designated Disbursement Account or as the Company, the Agent, and the Swing Line Bank may otherwise agree. Anything contained in the foregoing to the contrary notwithstanding, the undertaking of the Swing Line Bank to make Swing Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swing Line Bank shall be entitled to assume that the conditions precedent to an advance of any Swing Loan have been satisfied unless notified to the contrary by the Agent or the Required Banks).
     (d) Refunding Loans. In its sole and absolute discretion, the Swing Line Bank may at any time, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Bank to act on its behalf for such purpose) and with notice to the Company and the Agent, request each Bank to make a Revolving Credit Loan in the form of a Domestic Rate Loan in an amount equal to such Bank’s Commitment Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Company, regardless of the existence of any other Event of Default, each Bank shall make the proceeds of its requested Revolving Credit Loan available to the Agent for the account of the Swing Line Bank), in immediately available funds, at the Agent’s office in Chicago, Illinois (or such other location designated by the Agent), before 3:00 p.m. (Chicago time) on the Business Day following the date such notice is given. The Agent shall promptly remit the proceeds of such Borrowing to the Swing Line Bank to repay the outstanding Swing Loans.
     (e) Participations. If any Bank refuses or otherwise fails to make a Revolving Credit Loan when requested by the Swing Line Bank pursuant to Section 1.3(d) above (because an Event of Default described in Section 8.1(j) or 8.1(k) exists with respect to the Company or otherwise), such Bank will, by the time and in the manner such Revolving Credit Loan was to have been funded to the Swing Line Bank, purchase from the Swing Line Bank an undivided participating interest in the outstanding Swing Loans in an amount equal to its Commitment Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Credit Loans. Each Bank that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Commitment Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Bank funded to the Swing Line Bank its participation in such Loan. The several obligations of the Banks under this Section shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Bank may have or have had against the Company, any other Bank, or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Potential Default or Event of Default which may then be continuing hereunder or by any reduction or termination of the Commitments of any Bank, and each payment made by a Bank under this Section shall be made without any offset, abatement, withholding, or reduction whatsoever.
     Section 1.4. Interest Rates. (a) Domestic Rate. Each Domestic Rate Loan shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration, upon prepayment or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Domestic Rate from time to time in effect, payable quarterly in arrears on the last day of each calendar quarter, commencing on June 30, 2008, and at maturity (whether by acceleration, upon prepayment or otherwise).
     (b) Eurodollar Rate. Each Eurodollar Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is made or created until the last day of the Interest Period applicable thereto or, if earlier, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Eurodollar Rate, payable on the last day of each Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) and, with respect to any Eurodollar Loan with an Interest Period in excess of three months, on the date occurring every date which is three months after the date such Loan is made or created; provided that if on the last day of the Interest Period applicable to any Eurodollar Loan the Company does not pay such Loan, such Loan shall automatically become a Domestic Rate Loan as of the day immediately following the last day of the Interest Period applicable thereto.
     (c) Default Rate. During the existence of any Event of Default, all Revolving Credit Loans and Reimbursement Obligations outstanding hereunder shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) payable on demand, at a rate per annum equal to:
     (i) with respect to any Domestic Rate Loan, the sum of 1.5% plus the Applicable Margin plus the Domestic Rate from time to time in effect; and
     (ii) with respect to any Eurodollar Loan, the sum of 1.5% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period then applicable thereto, and, thereafter, at a rate per annum equal to the sum of 1.5% plus the Applicable Margin plus the Domestic Rate from time to time in effect.
     Section 1.5. Manner of Borrowing and Rate Selection. (a) Except as otherwise provided in Section 1.3(c) hereof and in Section 1.7 hereof, the Company shall give telephonic, telex or telecopy notice to the Agent (which notice, if telephonic, shall be promptly confirmed in writing) no later than (i) 11:00 a.m. (Chicago time) on the date the Banks are requested to make each Domestic Rate Loan and (ii) 11:00 a.m. (Chicago time) on the date at least three (3) Business Days prior to the date of (x) each Eurodollar Loan which the Banks are requested to make and (y) the conversion of any Domestic Rate Loan into a Eurodollar Loan. Each such notice shall specify the date of the Loan requested (which shall be a Business Day), the amount of such Loan or the amount to be converted, as the case may be, whether the Loan is to be made available by means of a Domestic Rate Loan or Eurodollar Loan and, with respect to Eurodollar Loans, the Interest Period applicable thereto; provided, that in no event shall the principal amount of any requested Revolving Credit Loan plus the aggregate principal amount of all Revolving Credit Loans and Swing Loans outstanding hereunder exceed the amounts specified in Section 1.1(c) hereof. Upon notice to the Company by the Agent or Required Banks, no Borrowing of Eurodollar Loans shall be advanced, continued, or created by conversion if any Event of Default or Potential Default then exists. The Company agrees that the Agent may rely on any such telephonic, telex or telecopy notice given by any person who the Agent reasonably believes is the chief executive officer, the chief accounting officer, the chief financial officer or the corporate cashier of the Company without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation, such notice shall govern if any Bank has acted in good faith reliance thereon. The Agent shall, on the day any such notice is received by it, give prompt telephonic, telex or telecopy (if telephonic, to be confirmed in writing within one Business Day) notice of the receipt of notice from the Company hereunder to each of the Banks, and, if such notice requests the Banks to make or effect by conversion any Eurodollar Loans, the Agent shall confirm to the Company by telephonic, telex or telecopy means, which confirmation shall be conclusive and binding on the Company in the absence of manifest error, the Interest Period and the interest rate applicable thereto promptly after such rate is determined by the Agent.
     (b) Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Agent in Chicago, Illinois, in immediately available funds, on the date such Loan is requested to be made by crediting the Company’s general operating account maintained with the Agent in Chicago, Illinois. Not later than 3:00 p.m. Chicago time, on the date specified for any Loan to be made hereunder, each Bank shall make its Commitment Percentage of such Loan available to the Company in immediately available funds at the principal office of the Agent.
     (c) Unless the Agent shall have been notified by a Bank prior to the date of a Loan to be made by such Bank (which notice shall be effective upon receipt) that such Bank does not intend to make the proceeds of such Loan available to the Agent, the Agent may assume that such Bank has made such proceeds available to the Agent on such date and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to receive such amount on demand from such Bank (or, if such Bank fails to pay such amount forthwith upon such demand, to recover such amount, together with interest thereon at the rate otherwise applicable thereto under Section 1.4 hereof, from the Company) together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on the date the Agent recovers such amount, at a rate per annum equal to the effective rate charged to the Agent for overnight Federal funds transactions with member banks of the Federal Reserve System for each day, as determined by the Agent (or, in the case of a day which is not a Business Day, then for the preceding Business Day) (the “Fed Funds Rate”). Nothing in this Section 1.5(c) shall be deemed to permit any Bank to breach its obligations to make Loans under the Revolving Credit or to limit the Company’s claims against any Bank for such breach.
     Section 1.6. Letters of Credit. (a) Subject to all the terms and conditions hereof, satisfaction of all conditions precedent to borrowing under this Agreement and so long as no Potential Default or Event of Default is in existence, at the Company’s request, the L/C Issuer shall issue, at any time before the Revolving Credit Termination Date, letters of credit (an “L/C” and collectively the “L/Cs”) for the account of the Company subject to availability under the Revolving Credit, and the Banks hereby agree to participate therein as more fully described in

Section 1.8 hereof. Each L/C shall be issued pursuant to an application for letter of credit (collectively the “L/C Agreements” and individually an “L/C Agreement”) in the form of Exhibit C hereto, shall conform to the general requirements of the Bank for the issuance of letters of credit as to form and substance, shall be in U.S. Dollars and shall be a letter of credit which the L/C Issuer may lawfully issue. The L/Cs shall consist of standby and commercial letters of credit in an aggregate face amount not to exceed $10,000,000. Each L/C shall have an expiry date not more than one year from the date of issuance thereof (but in no event later than 30 days prior to the Revolving Credit Termination Date). The amount available to be drawn under each L/C issued and outstanding pursuant hereto shall be deducted from the credit otherwise available under the Revolving Credit but shall not reduce the Revolving Credit Commitments of the Banks hereunder. In consideration of the issuance of L/Cs the Company agrees to pay the applicable L/C Issuer for the pro rata benefit of the Banks a fee (the “L/C Participation Fee”) in the amount of the rate per annum (computed on the basis of a 360 day year and actual days elapsed) equal to the Applicable Margin as in effect from time to time for Eurodollar Loans of the undrawn amount for each standby L/C issued for the account of the Company hereunder, payable quarterly in arrears on the last day of each March, June, September and December commencing June 30, 2008, and on the Revolving Credit Termination Date. The Company shall also pay the L/C Issuers a fronting fee in the amount of one-eighth of one percent (0.125%) of the face amount of each standby L/C issued hereunder, payable on the date of issuance of each such standby L/C hereunder and on the date of each extension, if any, of the expiry date of each such standby L/C and the relevant L/C Issuer’s usual and customary fees with respect to each trade letter of credit issued hereunder, payable upon negotiation thereof. In addition, the Company shall pay to the relevant L/C Issuer for its own account such L/C Issuer’s standard charges for letters of credit with respect to each L/C.
     (b) Upon satisfaction of all conditions precedent to the initial Loan hereunder, without any further action on the part of the Company, the Existing L/C Issuer, the Agent or any Bank, (i) each of the letters of credit (the “Existing L/Cs”) previously issued by the Existing L/C Issuer for the account of the Company under the Existing Agreement shall be deemed for all purposes of this Agreement to be an L/C issued hereunder, (ii) each application and agreement for a letter of credit pursuant to which each Existing L/C was issued shall be deemed for all purposes of this Agreement to be an L/C Agreement, and (iii) all of the Company’s indebtedness, obligations and liabilities to the Existing L/C Issuer with respect to the Existing L/Cs shall be deemed to be Reimbursement Obligations of the Company for all purposes of this Agreement.
     (c) Notwithstanding anything contained in any L/C Agreement to the contrary: (i) the Company shall pay fees in connection with each L/C as set forth in Section 1.6(a) hereof, (ii) prior to the occurrence and continuance of an Event of Default, unless required by Section 2.4 hereof, the Agent will not call for the funding by the Company of any amount under an L/C issued for the Company’s account, or for any other form of additional collateral security for the Company’s obligations in connection with such L/C under the L/C Agreements, and (iii) prior to the occurrence and continuance of an Event of Default or the Revolving Credit Termination Date, unless required by Section 2.4 hereof, the Agent will not call for the funding by the Company of an L/C issued for its account prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date). If an L/C Issuer issues any L/C with an expiration date that is automatically extended unless such L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, such L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such L/C if so extended would be after the Revolving Credit Termination Date, (ii) the Revolving Credit Commitments have been terminated, (iii) an Event of Default or Potential Default has occurred and is continuing or (iv) the renewal term for such L/C would exceed one year from the renewal date.
     (d) The Agent shall give prompt telecopy notice to each Bank of each issuance of, or amendment to, an L/C specifying the effective date of the L/C or amendment, the amount, the beneficiary, and the expiration date of the L/C, in each case as established originally or through the relevant amendment, as applicable, the account party or parties for the L/C, each Bank’s pro rata participation in such L/C and whether the Agent has classified the L/C as a commercial, performance, or financial letter of credit for regulatory reporting purposes.
     (e) The Banks shall, ratably in accordance with their respective Commitment Percentages, indemnify the L/C Issuers (to the extent not reimbursed by the Company) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such L/C Issuer’s gross negligence or willful misconduct) that the L/C Issuers may suffer or incur in connection with any L/C. The obligations of the Banks under this Section 1.6(e) and all other parts of this Section 1.6 shall survive termination of this Agreement and of all L/C Agreements, and all drafts or other documents presented in connection with drawings thereunder.
     (f) Obligations Absolute. The Company’s obligation to reimburse the Reimbursement Obligations as provided in Section 1.7 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant L/C Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any L/C or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a L/C proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an L/C Issuer under a L/C against presentation of a draft or other document that does not strictly comply with the terms of such L/C, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. None of the Agent, the Banks, or the L/C Issuers shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any L/C or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any L/C (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuers; provided that the foregoing shall not be construed to excuse the L/C Issuers from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a L/C comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a L/C, the relevant L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such L/C.
     Section 1.7. Reimbursement Obligation. The Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Agent for the account of the L/C Issuers and the Banks who are participating in L/Cs pursuant to Section 1.8 hereof the face amount of each draft drawn, presented and paid by an L/C Issuer under the terms of an L/C issued by such L/C Issuer hereunder (the obligation of the Company under this Section 1.7 with respect to any L/C is a “Reimbursement Obligation”). If at any time the Company fails to pay any Reimbursement Obligation when due, the Company shall be deemed to have automatically requested a Domestic Rate Loan from the Banks hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which Loan shall be used to repay such Reimbursement Obligation. Such Loan shall only be made if the conditions precedent contained in Section 6.3 hereof are satisfied or, if they are not satisfied, upon approval by all of the Banks, and shall be subject to availability under the Revolving Credit. If such Loan is not made by the Banks for any reason, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Agent for the pro rata benefit of the Banks upon demand and shall bear interest at the rate of interest specified in Section 1.4(c)(i) hereof.
     Section 1.8. Participation in L/Cs. Each of the Banks will acquire a risk participation in each L/C upon the issuance thereof, ratably in accordance with its Commitment Percentage. In the event any Reimbursement Obligation is not immediately paid by the Company pursuant to Section 1.7 hereof, or if any L/C Issuer is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Bank will pay to such L/C Issuer funds in an amount equal to such Bank’s Commitment Percentage of such Reimbursement Obligation. At the election of all of the Banks, such funding by the Banks of the unpaid Reimbursement Obligations shall be treated as additional Revolving Credit Loans to the Company hereunder rather than a purchase of participations by the Banks in the related L/C held by the applicable L/C Issuer. The obligation of the Banks to the L/C Issuers under this Section 1.8 shall be absolute and unconditional and shall not be affected or impaired by any Event of Default or Potential Default which may then be continuing hereunder. The Agent shall notify each Bank by telephone of its Commitment Percentage of such unpaid Reimbursement Obligation. If such notice has been given to each Bank by 12:00 Noon, Chicago time, each Bank agrees to pay the relevant L/C Issuer in immediately available and freely transferable funds on the same Business Day its Commitment Percentage of such Reimbursement Obligation. Funds shall be so made available at the account designated by the Agent in such notice to the Banks. Upon the election by the Banks to treat such funding as additional Revolving Credit Loans hereunder and payment by each Bank, such

Loans shall bear interest in accordance with Section 1.4(a) hereof. the Agent shall share with each Bank on a pro rata basis relative to its Commitment Percentage a portion of each payment of a Reimbursement Obligation (whether of principal or interest) and any L/C Participation Fee payable by the Company. Any such amount shall be promptly remitted to the Banks when and as received by the Agent from the Company.
Section 2. Fees, Prepayments and Terminations.
     Section 2.1. Commitment Fee. For the period from the date hereof to and including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit is terminated in whole pursuant to Section 2.5 hereof, the Company shall pay to the Agent for the account of the Banks a commitment fee with respect to the Revolving Credit at the rate equal to the Applicable Margin in effect as of the time such fee is payable on the average daily unused amount of the Banks’ Revolving Credit Commitments hereunder in effect from time to time (but without reduction on account of any outstanding Swing Loans), all such fees to be payable quarterly in arrears on the last day of each calendar quarter (commencing on June 30, 2008), unless the Revolving Credit is terminated in whole pursuant to Section 2.5 hereof on an earlier date, in which event the commitment fee for the final period shall be paid on the date of such earlier termination in whole, and all such fees to be computed on the basis of a year of 360 days and the actual number of days elapsed.
     Section 2.2. Agent’s Fee. The Company shall pay to and for the sole account of the Agent fees in an amount and payable at such times as the Company and the Agent may agree upon in writing, including without limitation the fees provided for in the letter agreement dated as of April 29, 2008, from the Company to the Agent. Such fee payments shall be in addition to any fees and charges the Agent may be entitled to receive under Section 10 hereunder or under the other Loan Documents.
     Section 2.3. Optional Prepayments. (a) The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in a minimum principal amount of $1,000,000 or such greater amount which is an integral multiple of $100,000) any Domestic Rate Loan at any time upon prior telex or telephonic notice to the Agent on or before 12:00 noon on the same Business Day.
     (b) The Company may prepay any Eurodollar Loan, subject to Section 9.4 hereof, which prepayment may be made in whole or in part (but, if in part, then in an amount not less than $3,000,000 or such greater amount which is an integral multiple of $500,000) upon three Business Days’ prior notice to the Agent (which notice shall be irrevocable once given, must be received by the Agent no later than 11:00 a.m., Chicago time on the third Business Day preceding the date of such prepayment and shall specify the principal amount to be prepaid); provided, however, that after giving effect to any such prepayment the outstanding principal amount of any such Eurodollar Loan prepaid in part shall not be less than $3,000,000. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the prepayment date, plus any amount certified by any Bank to be payable under Section 9.4 hereof with respect to such prepayment.

     (c) Any amount prepaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
     (d) The Company may not voluntarily prepay any Swing Loan bearing interest at an Swing Line Bank’s Quoted Rate before its scheduled maturity date.
     Section 2.4. Mandatory Prepayments. The Company shall not permit the sum of the principal amount of all Revolving Credit Loans, Swing Loans, L/Cs and unpaid Reimbursement Obligations at any time outstanding to exceed the Banks’ Revolving Credit Commitments. The Company will make such payments on any outstanding Loans and, if necessary, deposit with the Agent cash collateral for any then outstanding L/Cs, which are necessary to cure any such excess within 2 Business Days after written notice from any Bank of the occurrence thereof without any further notice or demand from the Agent or any of the Banks, all of which are expressly waived by the Company. Any amount repaid under the Revolving Credit may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.
     Section 2.5. Terminations. The Company shall have the right at any time upon 5 Business Days’ (or such shorter period to which the Agent may agree) prior written notice to the Banks to terminate the Revolving Credit without penalty in whole or in part (but only in a minimum principal amount of $1,000,000 or such greater amount which is an integral multiple of $1,000,000); provided, however, that the Company may not terminate any portion of the Revolving Credit which represents outstanding Revolving Credit Loans, Swing Loans, L/Cs or Reimbursement Obligations. Each termination the Revolving Credit shall automatically terminate each Bank’s Revolving Credit Commitment by its Commitment Percentage of such termination. Any termination of the Revolving Credit pursuant to this Section may not be reinstated.
Section 3. Place and Application of Payments.
     All payments of principal and interest made by the Company in respect of the Notes, Reimbursement Obligations and all fees payable by the Company hereunder, shall be made to the Agent at its principal office in Chicago, Illinois and in immediately available funds, prior to 12:00 noon on the date of such payment. Any payments received after 12:00 noon Chicago time (or after such later time as the Banks may otherwise direct) shall be deemed received upon the following Business Day. The Agent shall remit to each Bank its proportionate share of each payment of principal, interest and fees, received by the Agent, on the same Business Day on which such payment is received before 12:00 noon, Chicago time, or is deemed to have been received by the Agent. In the event the Agent does not remit any amount to any Bank when required by the preceding sentence, the Agent shall pay to such Bank interest on such amount until paid at a rate per annum equal to the Fed Funds Rate. The Company hereby authorizes the Agent to automatically debit its general operating account with the Agent or one of its Affiliates for any principal, interest and fees when due under the Notes or this Agreement and to transfer the amount so debited from such account to the Agent for application as herein provided, but the Agent shall give prompt telephonic notice thereof to the Company.

Section 4. Definitions.
     The terms hereinafter set forth when used herein shall have the following meanings:
     “Adjusted Eurodollar Rate” means a rate per annum determined pursuant to the following formula:

Adjusted Eurodollar Rate	=	Eurodollar Rate
100% — Reserve Percentage
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
     “Affiliate” shall mean any person, company or business entity under common control or having shareholders owning at least ten percent (10%) of each thereof, whether such common control be direct or indirect. All of the Company’s officers, shareholders who own, directly or indirectly, more than 5% of the shares of the Company, directors, joint ventures, Subsidiaries and partners shall be deemed to be the Company’s Affiliates for purposes of this Agreement.
     “Agent” is defined in the first paragraph of this Agreement.
     “Agreement” shall mean this Credit Agreement as supplemented and amended from time to time.
     “Anniversary Date” shall mean July 31 in each calendar year during the term of this Agreement.
     “Applicable Margin” with respect to Domestic Rate Loans, Eurodollar Loans, the L/C Participation Fee payable pursuant to Section 1.6(a) hereof and the commitment fee payable under Section 2.1 hereof, shall each mean the rate specified for such obligation below in Levels I, II, III and IV for the range of Leverage Ratio specified for each Level:

	Level I	Level II	Level III	Level IV
Leverage Ratio	<25%	> 25% and <35%	> 35% and <45%	>45%
Eurodollar Loans and L/C Participation Fee	1.25%	1.50%	1.75%	2.00%
Domestic Rate Loans	0.00%	0.00%	0.00%	0.00%
Commitment Fee	0.15%	0.20%	0.20%	0.25%
     Not later than ten (10) Business Days after receipt by the Banks of the Compliance Certificate called for by Section 7.4(c) hereof for the applicable fiscal quarter, the Agent shall determine the Leverage Ratio for the applicable period and shall promptly notify the Company of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company with respect to all Loans outstanding and L/C Participation Fees and commitment fees payable, on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Agent in accordance with this Section shall be conclusive and binding on the Company absent manifest error. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level I above.
     “Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.17 hereof), and accepted by the Agent, in substantially the form of Exhibit I or any other form approved by the Agent.
     “Bank” and “Banks” means and includes BMO Capital Markets Financing, Inc. and the other financial institutions from time to time party to this Agreement, including each assignee Bank pursuant to Section 11.17 hereof, and unless the context otherwise requires, the Swing Line Bank.
     “Business Day” shall mean any day except Saturday or Sunday on which banks are open for business in Chicago, Illinois and, with respect to Eurodollar Loans, dealing in United States dollar deposits in London, England and Nassau, Bahamas.
     “Capitalized Lease” shall mean any lease or obligation for rentals which is required to be capitalized on a consolidated balance sheet of the Company and its Subsidiaries in accordance with generally accepted accounting principles.
     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.
     “CERCLIS” shall mean the CERCLA data base created and maintained by the United States Environmental Protection Agency pursuant to CERCLA.
     “Change in Law” shall have the meaning specified in Section 9.3 hereof.
     “Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of a majority of the voting power in the elections of directors, other than acquisitions of such interests by the estate of Joe Franklin Sanderson, deceased, the direct lineal descendents of Joe Franklin Sanderson, deceased, the direct lineal descendants of Dewey Sanderson, deceased, their spouses, any trusts for the benefit of any of the foregoing, and any employee stock ownership plan established by the Company, (b) the failure of individuals who are members of the board of directors (or similar governing body) of the Company on April ___, 2008 (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on such date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of the Company, or (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money in an aggregate principal amount in excess of $10,000,000 of the Company shall occur.
     “Commitment” shall mean a Revolving Credit Commitment of any Bank, and “Commitments” shall mean the Revolving Credit Commitment of a Bank or Banks.
     “Commitment Percentage” means, for each Bank, the percentage of the Revolving Credit Commitments represented by such Bank’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Bank (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Credit Loans, L/Cs and Reimbursement Obligations then outstanding.
     “Company” shall have the meaning specified in the first paragraph of this Agreement.
     “Consolidated Current Ratio” shall mean the ratio of the current assets of the Company and its Subsidiaries to the current liabilities of the Company and its Subsidiaries, all as determined and computed according to generally accepted accounting principles (as defined herein) consistently applied; provided, however, that the current portion of Consolidated Deferred Income Taxes and the current portion of all Loans and Reimbursement Obligations outstanding under this Agreement shall be excluded from the determination of the current liabilities of the Company and its Subsidiaries.
     “Consolidated Deferred Income Taxes” shall mean, for any period, all deferred federal, state or other income taxes of the Company and its Subsidiaries for such period as shown on the most recent financial statements of the Company.
     “Consolidated Indebtedness for Borrowed Money” shall mean, with respect to the Company, all Indebtedness for Borrowed Money (as defined herein) of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.
     “Consolidated Net Income” for any period shall mean net income of the Company and its Subsidiaries as determined and computed on a consolidated basis according to generally accepted accounting principles (as defined herein), consistently applied.
     “Consolidated Net Worth” shall mean as of any time the same is to be determined the aggregate of capital (including without limitation redeemable preferred stock), surplus (exclusive of any surplus arising by virtue of any appraisal or revaluation of any assets) and retained earnings of the Company and its Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles (as defined herein) consistently applied.
     “Consolidated Tangible Net Worth” shall mean Consolidated Net Worth less the amount of all Intangible Assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.
     “Domestic Rate” means for any day the rate of interest announced by Bank of Montreal from time to time as its prime commercial rate or its equivalent, for U.S. Dollar loans to borrowers located in the United States, in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (the “Prime Rate”), provided that if the rate per annum determined by adding 0.5% to the rate at which the Agent would offer to sell federal funds in the interbank market therefor on or about 10:00 a.m. (Chicago time) on any day (the “Adjusted Fed Funds Rate”) shall be higher than the Agent’s Prime Rate on such day, the Domestic Rate for such day and for any immediately succeeding day(s) which is not a Business Day shall be such Adjusted Fed Funds Rate. The determination of the Adjusted Fed Funds Rate by the Agent shall be final and conclusive provided the Agent has acted in good faith in connection therewith.
     “Domestic Rate Loan” means a Revolving Credit Loan which bears interest as provided in Section 1.4(a) hereof.
     “Economic Development Bonds” means any industrial revenue bonds, economic development bonds or other similar notes, debentures or instruments issued by or on behalf of a governmental entity, unit or authority for the benefit of the Company or a Subsidiary for the purpose of financing or refinancing Property (including by means of a sale and leaseback or similar transaction involving Property of the Company or a Subsidiary).
     “Eligible Assignee” means (a) a Bank, (b) an Affiliate of a Bank, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, (ii) in the case of any assignment of a Commitment, the L/C Issuers, and (iii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Subsidiary or any of the Borrower’s or such Subsidiary’s Affiliates or Subsidiaries.
     “Environmental Laws” shall means all applicable federal, state and local environmental, health and safety statutes and regulations.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Eurodollar Loan” means a Revolving Credit Loan which bears interest as provided in Section 1.4(b) hereof.

     “Eurodollar Rate” shall mean for each Interest Period applicable to a Eurodollar Loan, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Agent during such Interest Period.
     “Event of Default” shall mean any event or condition identified as such in Section 8.1 hereof.
     “Existing Agreement” shall mean the Credit Agreement dated as of November 17, 2005, as amended, among the Company, Harris N.A., individually and as agent thereunder, SunTrust Bank, AmSouth Bank, U.S. Bank National Association, Regions Bank, ING Capital LLC and Trustmark National Bank (the “Existing Lenders”).
     “Existing L/C Issuer” means Harris N.A.
     “Existing L/Cs” is defined in Section 1.6(b)
     “Fed Funds Rate” shall have the meaning specified in Section 1.5(c) hereof.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “generally accepted accounting principles” shall mean generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the latest audited consolidated financial statements delivered to the Banks pursuant to Section 7.4.
     “Guarantor Subsidiaries” shall mean collectively Sanderson Farms, Inc. (Foods Division), Sanderson Farms, Inc. (Production Division), Sanderson Farms, Inc. (Processing Division) and any Material Subsidiary which has complied with Section 7.8 hereof, so long as each such corporation is a party to the Subsidiary Guaranty, and “Guarantor Subsidiary” shall mean any of the Guarantor Subsidiaries.
     “Indebtedness for Borrowed Money” of any Person shall mean the aggregate principal amount, without duplication and without giving effect to intercompany transactions that would be eliminated in preparing consolidated financial statements of the Company and its Subsidiaries in accordance with generally accepted accounting principles, consistently applied, of:
     (a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money;

     (b) all guaranties, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others;
     (c) all reimbursement and other obligations with respect to letters of credit that have been funded and all indebtedness, obligations and liabilities with respect to bankers’ acceptances;
     (d) the amount shown on such Person’s balance sheet with respect to Capitalized Leases; and
     (e) all indebtedness, obligations and liabilities representing the deferred purchase price of property, except for trade payables on ordinary business terms;
provided that for purposes of determining compliance with the financial covenants contained in Sections 7.9, 7.10 and 7.11 of this Agreement, the term “Indebtedness for Borrowed Money” shall not include indebtedness relating to the Economic Development Bonds so long as the Company or a Subsidiary of the Company is the holder of such Economic Development Bonds.
     “Intangible Assets” shall mean amortizable loan costs, business acquisition costs, license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory), goodwill and all other assets which would be classified as intangible assets (all determined in accordance with generally accepted accounting principles consistently applied).
     “Interest Period” shall mean (a) with respect to any Eurodollar Loan, the period used for the computation of interest commencing on the date the relevant Eurodollar Loan is made, continued or effected by conversion and concluding on the date one, two, three or six months thereafter as selected by the Company in its notice as provided herein, and (b) with respect to any Swing Loan at the Swing Line Bank’s Quoted Rate, the period used for the computation of interest commencing on the date the relevant Swing Loan is made and concluding on the date 1 to 10 days thereafter as selected by the Company in its notice as provided herein, provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a Eurodollar Loan the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) no Interest Period may extend beyond the Revolving Credit Termination Date;
     (iii) the interest rate to be applicable to each Eurodollar Loan or Swing Loan at the Swing Line Bank’s Quoted Rate for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

     (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a Eurodollar Loan on a date other than the last day of the Interest Period applicable thereto.
For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.
     “L/C” and “L/Cs” shall have the meanings specified in Section 1.6(a) hereof.
     “L/C Agreement” and “L/C Agreements” shall have the meanings specified in Section 1.6(a) hereof.
     “L/C Issuer ” means (i) the Existing L/C Issuer with respect to Existing L/Cs and (ii) Bank of Montreal for any L/Cs issued under this Agreement, each in their capacity as the issuer of Letters of Credit hereunder, and their successors in such capacity as provided in Section 1.6(h) hereof.
     “L/C Participation Fee” shall have the meaning specified in Section 1.6(a) hereof.
     “Leverage Ratio” shall have the meaning specified in Section 7.10 hereof.
     “LIBOR Index Rate” shall mean, for any Interest Period applicable to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.
     “LIBOR01 Page” shall mean the display designated as “Renters LIBOR01 Page” on the Telerate Service (or such other page as may replace LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).
     “Loan” shall mean a Revolving Credit Loan or a Swing Loan and “Loans” shall mean any two or more Revolving Credit Loans or Swing Loans.
     “Loan Documents” shall mean this Agreement and any and all exhibits hereto, the Notes, the L/C Agreements and the Subsidiary Guaranty.
     “Long Term Indebtedness for Borrowed Money” shall mean Indebtedness for Borrowed Money which would be classified as long term indebtedness in accordance with generally accepted accounting principles, consistently applied.

     “Material Subsidiary” shall mean each Subsidiary whose assets have a book value in excess of 5% of the aggregate book value of the total assets of the Company and its Subsidiaries on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.
     “Net Proceeds of Stock” shall mean an amount (but not less than zero) equal to the change in the Company’s Consolidated Tangible Net Worth resulting from any transaction in which the Company or any Subsidiary issues shares of its capital stock, determined on a pro forma basis in accordance with generally accepted accounting principles consistently applied.
     “Note” shall mean either a Revolving Note or the Swing Note, and “Notes” shall mean any two or more Revolving Notes or the Swing Note.
     “Person” shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation.
     “Plan” shall mean any employee benefit plan covering any officers or employees of the Company or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC.
     “Potential Default” shall mean any event or condition specified in Section 8.1(a)(ii), (d), (e), (g), (h), (i) and (k) which, with the lapse of time, or giving of notice, or both, would constitute an Event of Default.
     “Property” shall mean all assets and properties of any nature whatsoever, whether real or personal, tangible or intangible.
     “Reimbursement Obligation” shall have the meaning set forth in Section 1.7 hereof.
     “Required Banks” shall mean any Bank or Banks which in the aggregate hold more than 50% of the aggregate unpaid principal balance of the Loans, L/Cs and Reimbursement Obligations or, if no Loans L/Cs and Reimbursement Obligations are outstanding hereunder, any Bank or Banks in the aggregate having more than 50% of the Revolving Credit Commitments.
     “Reserve Percentage” means the daily arithmetic average maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed on member banks of the Federal Reserve System during the applicable Interest Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on “eurocurrency liabilities” (as such term is defined in Regulation D), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.
     “Revolving Credit” shall have the meaning specified in the first paragraph of this Agreement.
     “Revolving Credit Commitment” means, as to any Bank, the obligation of such Bank to make Loans and to participate in Swing Loans and L/Cs issued for the account of the Company hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Company and the Banks acknowledge and agree that the Revolving Credit Commitments of the Banks aggregate $300,000,000 on the date hereof.
     “Revolving Credit Loan” and “Revolving Credit Loans” shall have the meanings specified in Section 1.1(a) hereof.
     “Revolving Credit Termination Date” shall have the meaning set forth in Section 1.1(a) hereof.
     “Revolving Note” or “Revolving Notes” shall have the meanings specified in Section 1.2 hereof.
     “Subsidiary” shall mean any corporation or other entity at least a majority of the outstanding voting stock (or equivalent) of which is at the time owned directly or indirectly by the Company and/or its Subsidiaries.
     “Subsidiary Guaranty” shall mean the Guaranty Agreement of the Guarantor Subsidiaries in the form of Exhibit D hereto.
     “Swing Line” shall have the meaning specified in the first paragraph hereof.
     “Swing Line Bank” means BMO Capital Markets Financing, Inc., acting in its capacity as the Lender of Swing Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 11.17 hereof.
     “Swing Line Lender’s Quoted Rate” is defined in Section 1.3(c) hereof.
     “Swing Line Sublimit” means $10,000,000, as reduced pursuant to the terms hereof.
     “Swing Loan” and “Swing Loans” each is defined in Section 1.3 hereof.
     “Swing Note” shall have the meaning specified in Section 1.3(a) hereof.
     “Total Capitalization” shall mean the sum of (a) the outstanding principal amount of Consolidated Indebtedness for Borrowed Money, plus (b) Consolidated Tangible Net Worth.

Section 5. Representations and Warranties.
     The Company represents and warrants to the Banks as follows:
     Section 5.1. Organization and Qualification. The Company is duly organized and validly existing under the laws of the State of Mississippi, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the failure to be so licensed or qualified would have a material adverse effect on the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, has full corporate right, power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to make the borrowings herein provided for and encumber its assets as collateral security therefor, to execute and issue the Notes in evidence thereof, and to perform its obligations under the Loan Documents; and the Company’s execution of this Agreement does not, nor does the performance or observance by the Company of any of the matters or things provided for in this Agreement and the other Loan Documents, contravene any provision of law or any charter or by-law provision or any covenant, indenture or agreement of or judgment, order or decree applicable to or affecting the Company or any of its Property.
     Section 5.2. Financial Reports. The Company has heretofore delivered to the Agent a copy of the annual audit report as of October 31, 2007, of the Company and its Subsidiaries and unaudited financial statements of the Company and its Subsidiaries as of, and for the four-month period ending February 29, 2008. Such financial statements have been prepared in accordance with generally accepted accounting principles (except that such unaudited financial statements may omit any footnotes), on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year or period and fairly reflect the financial position of the Company as of the dates thereof, and the results of its operations for the periods covered thereby, and as of the respective dates of such financial statements the Company and its Subsidiaries had no significant known contingent liabilities required to be disclosed in financial statements or notes thereto under generally accepted accounting principles other than as indicated on said financial statements or notes thereto or otherwise disclosed in writing to the Banks prior to the execution of this Agreement. Since said date of October 31, 2007, there has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, except those affecting business and/or the poultry industry generally and those disclosed in the Company’s reports under the Securities and Exchange Act of 1934 filed prior to the date of this Agreement or in writing to the Banks prior to the date of this Agreement.
     Section 5.3. Litigation; Tax Returns; Approvals. Except as otherwise disclosed on Exhibit H, there is no known litigation, labor controversy or governmental proceeding pending, nor to the best knowledge of the Company threatened, against the Company or any Subsidiary which can reasonably be expected to result in any material adverse change in the properties, business or operations of the Company and its Subsidiaries taken as a whole. All United States federal income tax returns for the Company and its Subsidiaries required to be filed have been filed on a timely basis (taking into account any extensions duly obtained therefor), and all amounts required to be paid as shown by said returns have been paid. Except as disclosed on Exhibit H, (a) there are no pending or, to the best of the Company’s knowledge, threatened objections to or controversies in respect of the United States federal income tax returns of the

Company and its Subsidiaries for any fiscal year except such objection or controversies that are being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles consistently applied, and (b) no authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company or any Subsidiary of the Loan Documents, except those as may have been obtained.
     Section 5.4. Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.
     Section 5.5. No Default. No Potential Default or Event of Default is existing under this Agreement.
     Section 5.6. ERISA. As of the date of this Agreement neither the Company nor any Subsidiary sponsors, maintains or participates in any Plan.
     Section 5.7. Compliance with Laws. The Company and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, Property, assets or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.
     Section 5.8. Security Interests and Indebtedness. There are no security interests, liens or encumbrances on any of the assets or Property of the Company or any Subsidiary except the security interests, liens and charges which are now existing and those which are permitted by Section 7.13 of this Agreement.
     Section 5.9. Subsidiaries. As of the date hereof, the Company’s only Subsidiaries are identified on Exhibit G hereof. Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of the state or country of its incorporation, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified to do business in all jurisdictions wherein the failure to be so licensed or qualified would have a material adverse effect on the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole and has, except as set forth in the opinions delivered in satisfaction of Section 6.4 hereof, full corporate right, power and authority to enter into the Loan Documents executed and delivered by it and to perform its obligations under the Loan Documents.

     Section 5.10. Accurate Information. Taken as a whole, the written information, exhibits and reports furnished by the Company and its Subsidiaries to the Banks in connection with the negotiation and performance of the Loan Documents and the Company’s reports under the Securities and Exchange Act of 1934, filed after October 31, 2007 and before the date of this Agreement do not contain any material misstatement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.
     Section 5.11. Enforceability. This Agreement and the other Loan Documents, when executed and delivered by the Company and the Guarantor Subsidiaries, and assuming the due execution and delivery by the other parties thereto, will be the legal, valid and binding agreements of the Company and the Guarantor Subsidiaries, enforceable against them in accordance with their terms, except (a) as may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors’ rights generally; and (ii) any equitable principles relating to or limiting the rights of creditors generally or any equitable remedy which may be granted to cure any defaults, and (b) as set forth in the opinions referred to in Section 5.9.
Section 6. Conditions Precedent.
     The obligation of the Banks to make any Loan or issue any L/C pursuant hereto shall be subject to the following conditions precedent:
     Section 6.1. General. The Agent shall have received the notice of borrowings and the Notes hereinabove provided for.
     Section 6.2. Initial Extension of Credit. Prior to the initial Loan or L/C (whichever shall come first) hereunder, the Company shall have delivered to the Agent for the benefit of the Banks in sufficient counterparts or copies for distribution to the Banks:
     (a) this Agreement;
     (b) the Revolving Notes and the Swing Note;
     (c) a fully executed Guaranty Agreement substantially in the form of Exhibit D hereto, from the Guarantor Subsidiaries;
     (d) a pay-off letter from the lenders under the Existing Agreement setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of the Company or any Subsidiary), which pay-off letter shall be in form and substance acceptable to the Agent;
     (e) a good standing certificate or certificate of existence for the Company and each Guarantor Subsidiary, dated no earlier than thirty days (30) days prior to the date hereof, from the office of the secretary of state of the states of their respective incorporation;

     (f) copies of the Articles of Incorporation, as restated, and all amendments thereto, of the Company and each Guarantor Subsidiary certified by the office of the secretary of state of their respective states of incorporation as of a date no earlier than thirty days (30) days prior to the date hereof;
     (g) copies of the By-Laws, as restated, and all amendments thereto, of the Company and each Guarantor Subsidiary, certified as true, correct and complete on the date hereof by the Treasurer of the Company and each Guarantor Subsidiary, respectively;
     (h) copies, certified by the Treasurer of the Company and each Guarantor Subsidiary, of resolutions regarding the transactions contemplated by this Agreement, duly adopted by the Board of Directors of the Company and each Guarantor Subsidiary, respectively, and satisfactory in form and substance to all of the Banks; and
     (i) an incumbency signature certificate for the Company and each Guarantor Subsidiary satisfactory in form and substance to all of the Banks.
     Section 6.3. Each Extension of Credit. As of the time of the making of each Loan and issuing each L/C, hereunder (including the initial Loan and L/C):
     (a) each of the representations and warranties set forth in Section 5 hereof shall have been true and correct in all material respects on the date of this Agreement; and each of the representations and warranties set forth in Section 5.1, the second sentence of Section 5.2 (substituting, for the financial statements referred to in the first sentence of that Section, the latest audited financial statements delivered to the Banks pursuant to Section 7.4(b) hereof and the latest monthly financial statements delivered pursuant to Section 7.4(a) for the last month in each fiscal quarter of the Company after such latest audited financial statements), Section 5.3, Section 5.4, Section 5.5, Section 5.7, Section 5.8, the last sentence of Section 5.9, Section 5.10, and Section 5.11, shall be and remain true and correct as of the time of the making of such Loan or issuing such L/C, as the case may be, as if made again as of such time;
     (b) after giving effect to the Company’s application of the proceeds of the Loan hereunder, no Potential Default or Event of Default shall have occurred and be continuing;
     (c) with respect to each requested Loan and L/C, after giving effect to the requested extension of credit and to each Loan that has been made and each L/C and Reimbursement Obligation outstanding hereunder, the aggregate principal amount of all Loans, L/Cs and Reimbursement Obligations then outstanding shall not exceed the sum of the Banks’ Revolving Credit Commitments then in effect; and

     (d) no statute, rule or regulation shall have been adopted by a jurisdiction in which a Guarantor Subsidiary is incorporated and no judicial decision of an appellate court of such a jurisdiction shall have been published to the effect in any such case that guaranty agreements such as the Subsidiary Guaranty are beyond the corporate power of corporations subject to the laws of such jurisdiction, and neither the Company nor any Guarantor Subsidiary shall have repudiated, disavowed or purported to terminate, repudiate or disavow any Guarantor Subsidiary’s obligations under the Subsidiary Guaranty, unless in any such case all of the Guarantor Subsidiaries shall have been merged into the Company within 60 days of any such event.
and the request by the Company for any Loan or L/C pursuant hereto shall be and constitute a warranty to the foregoing effects (other than as to the matters set forth in subsection (d) above).
     Section 6.4. Legal Matters. Legal matters incident to the execution and delivery of the Loan Documents shall be reasonably satisfactory to each of the Banks and their legal counsel; and prior to the initial Loan hereunder, the Agent shall have received the favorable written opinion of Wise, Carter, Child & Caraway, PA, counsel for the Company and the Guarantor Subsidiaries, substantially in form and substance satisfactory to each of the Banks and their respective legal counsel.
     Section 6.5. Closing Fee. The Agent shall have received for the pro rata benefit of the Banks the fees agreed to between the Company and the Agent.
Section 7. Covenants.
     It is understood and agreed that so long as credit is in use or available under this Agreement, any L/C is outstanding hereunder or any amount remains unpaid on any Note or Reimbursement Obligation, except to the extent compliance in any case or cases is waived in writing by the Required Banks:
     Section 7.1. Maintenance of Property. The Company will, and will cause each Subsidiary to, keep and maintain all of the material Properties necessary or useful in their business taken as a whole in good condition, and make all necessary renewals, replacements, additions, betterments and improvements thereto; provided, however, that nothing in this Section shall prevent the Company or any Subsidiary from discontinuing the operating and maintenance of any of its Properties if such discontinuance is, in the judgment of the Company, desirable in the conduct of its business and not disadvantageous in any material respect to the Banks as holders of the Notes.
     Section 7.2. Taxes. The Company will, and will cause each Subsidiary to, duly pay and discharge all material taxes, rates, assessments, fees and governmental charges upon or against the Company or any Subsidiary or against its Properties in each case before the same becomes delinquent and before penalties accrue thereon unless and to the extent that the same is being contested in good faith and by appropriate proceedings and adequate reserves, determined in accordance with generally accepted accounting principles consistently applied, have been established with respect thereto.

     Section 7.3. Maintenance of Insurance. The Company will, and will cause each Subsidiary to, maintain insurance with insurers recognized as financially sound and reputable by prudent business persons in such forms and amounts and against such risks as the Company reasonably believes is prudent and normal within the industry. The Company shall, at the Agent’s request, provide copies to the Agent of all insurance policies and other materials related thereto maintained by the Company and its Subsidiaries. The Company shall furnish each Bank as soon as available, and in any event no later than each Anniversary Date, a summary of its insurance coverage which summary shall be reasonably satisfactory in form and substance to the Banks.
     Section 7.4. Financial Reports. The Company will, and will cause each Subsidiary to, maintain a system of accounting in accordance with sound accounting practice and will furnish promptly to the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as may from time to time be reasonably requested and, without any request, will furnish each Bank:
     (a) as soon as available, and in any event within 40 days after the close of each monthly fiscal period of the Company, a copy of consolidated balance sheets and consolidated profit and loss statements for the Company and its Subsidiaries (for such monthly period and the year to date) for such period of the Company and for the corresponding periods of the preceding fiscal year, all in reasonable detail, prepared by the Company and accompanied by a certificate of the chief financial officer, chief executive officer or chief accounting officer of the Company to the effect that said financial statements were prepared in conformity with generally accepted accounting principles and, in his opinion, are fairly and accurately stated;
     (b) as soon as available, and in any event within 90 days after the close of each fiscal year of the Company, a copy of the audit report for such year and accompanying financial statements, including consolidated balance sheets, reconciliations of change in stockholders’ equity, profit and loss statements and statements of cash flows for the Company and its Subsidiaries showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, accompanied by the unqualified opinion of Ernst & Young or other independent public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Required Banks;
     (c) within 45 days after the last day of every fiscal quarter, a Compliance Certificate in the form of Exhibit E attached hereto, prepared and signed by the chief financial officer, chief executive officer or chief accounting officer of the Company;
     (d) as soon as available but in any event no later than November 30 of each year, a consolidated budget for the Company and its Subsidiaries for such fiscal year showing the Company’s and its Subsidiaries’ projected consolidated profits and losses, and a consolidated budget for the Company and its Subsidiaries for such fiscal year showing the Company’s and its Subsidiaries’ projected consolidated capital expenditures, all in reasonable detail; and

     (e) as soon as available but in any event within 10 days of the filing thereof, copies of all 10-K, 10-Q and 8-K filings and all shareholder proxy materials filed by the Company or any Subsidiary with the Securities and Exchange Commission.
     Section 7.5. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Banks, by their representatives and agents, to reasonably inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to reasonably examine and make copies of the books of accounts and other financial records of the Company and its Subsidiaries and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times during normal business hours and reasonable intervals as the Banks may request. The Company shall pay to the Banks from time to time upon demand an amount (but not to exceed $3,000 for each inspection) sufficient to compensate the Banks for their reasonable out-of-pocket fees, charges and expenses in connection with any such inspection of the Company and the Subsidiaries, provided that so long as no Event of Default shall have occurred and be continuing, the Company shall be required to pay for only one such inspection per year.
     Section 7.6. Consolidation and Merger. The Company will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the Property or capital stock of any other Person except (a) as permitted by Section 7.14(d) hereof, (b) any Subsidiary may consolidate with or merge into or with any other Subsidiary, and (c) any Subsidiary may merge into the Company.
     Section 7.7. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any material transaction, including without limitation, the purchase, sale, lease or exchange of any Property, or the rendering of any service, with any Affiliate of the Company except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company; provided however that the foregoing shall not prevent any transactions between any Guarantor Subsidiary and any other Guarantor Subsidiary or the Company on any terms mutually acceptable to them.
     Section 7.8. Material Subsidiaries. The Company shall cause each Material Subsidiary, whether now existing or hereafter created or acquired, to execute and deliver to the Agent for the benefit of the Banks, within 30 days of becoming a Material Subsidiary, a guaranty substantially in the form of the Subsidiary Guaranty, together with items described in Sections 6.2(c), (d), (e), (f) and (g) and 6.4 of this Agreement (each dated as of the date of the Subsidiary Guaranty to which it relates) with respect to such Material Subsidiary and such guaranty.
     Section 7.9. Consolidated Tangible Net Worth. The Company will maintain at all times Consolidated Tangible Net Worth during each fiscal year of the Company in an amount not less than $275,000,000 (commencing with the fiscal quarter ending January 31, 2008) increasing on the last day of each fiscal quarter ending thereafter by an amount equal to (a) 100% of any Net Proceeds of Stock issued during such quarter plus (b) 60% of an amount (but not less than zero)

equal to (i) the Company’s Consolidated Net Income for such fiscal quarter, minus (ii) the lesser of (x) $3,000,000 and (y) the aggregate amount of all dividends declared during such fiscal quarter rounded to the next highest $100,000.
     Section 7.10. Consolidated Indebtedness for Borrowed Money to Total Capitalization. The Company will not permit the ratio of its Consolidated Indebtedness for Borrowed Money to its Total Capitalization (the “Leverage Ratio”), expressed as a percentage, at any time to exceed the percentage indicated below during each fiscal year of the Company specified below:

Fiscal Year Ending	Maximum Permitted Leverage Ratio
October 31, 2008	50%
October 31, 2009	55%
October 31, 2010 and each fiscal year ending thereafter	50%
     Section 7.11. Consolidated Current Ratio. The Company shall maintain at all times a Consolidated Current Ratio of not less than 2.0 to 1.
     Section 7.12. Capital Expenditures. (a) The Company will not, and will not permit any Subsidiary to, be obligated to spend during any fiscal year for capital expenditures (as defined and classified in accordance with generally accepted accounting principles consistently applied, including without limitation any such capital expenditures in respect of Capitalized Leases but excluding any acquisition permitted by Section 7.14(d) which might constitute such a capital expenditure and the capital expenditures permitted by clause (b) below) an aggregate amount for the Company and its Subsidiaries in excess of $35,000,000 each fiscal year of the Company plus $7,500,000 (the “Carryover Amount”) permitted to be spent in the preceding fiscal year but not actually spent therein (the “Maximum Carryover Amount to the Next Fiscal Year”). For purposes of this Section, any capital expenditures made in any fiscal year shall be applied first to the Carryover Amount, if any, available during such fiscal year.
     (b) The Company will not, and will not permit any Subsidiary to, be obligated to spend capital expenditures (as defined and classified in accordance with general accepted accounting principles consistently applied) in connection with the construction of a poultry processing complex in Kinston, North Carolina, in excess of $145,475,000 during the term of this Agreement.
     Section 7.13. Liens. The Company will not, and will not permit any Subsidiary to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon, or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof) on, any of its Properties of any kind or character at any time owned by the Company or any Subsidiary, other than:

     (a) liens, pledges or deposits for worker’s compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company or a Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances or trade payables;
     (b) the pledge of assets for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company or a Subsidiary so secured by a pledge of property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;
     (c) liens, pledges, mortgages, security interests or other charges existing on the date hereof and disclosed in financial statements (or notes thereto) referred to in Section 5.2 hereof;
     (d) liens for property taxes and assessments or governmental charges or levies which are not yet due and payable;
     (e) liens incidental to the conduct of business or the ownership of Properties and assets (including warehousemen’s liens, mechanic’s liens, grower liens and attorneys’ liens and statutory landlords’ liens) or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and for which adequate reserves, determined in accordance with generally accepted accounting principles, have been established;
     (f) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the operation of the business of the Company and its Subsidiaries taken as a whole;
     (g) liens created solely for the purpose of securing indebtedness arising out of a capital lease in connection with an aircraft rental provided that such lien shall not extend to or cover other Property of the Company or the Guarantor Subsidiaries; and
     (h) additional pledges, mortgages, encumbrances, liens, charges and security interests (including any conditional sale or other title retention agreement and any lease in the nature thereof) on fixed assets (classified in accordance with generally accepted accounting principles, consistently applied) having an aggregate book value at the end of the fiscal quarter immediately preceding the fiscal quarter in which the latest of such mortgages, liens, or encumbrances are created of no more than $5,000,000 at any one time.
     Section 7.14. Investments, Loans, Advances and Acquisitions. The Company will not, and will not permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations, capital contributions or otherwise) in or make any loan or advance to, any other Person, or acquire substantially as an entirety the Property or business of any other Person, other than:
     (a) investments in certificates of deposit having a maturity of two years or less issued by any Bank or any other commercial bank having a long-term rating at the time of investment of at least AA by Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc. (“S&P”) or Aa by Moody’s Investor Services, Inc. (“Moody’s”) and a short-term rating at the time of investment of A-1 from S&P or P-1 from Moody’s;
     (b) investments in commercial paper rated at the time of investment P-1 by Moody’s or A-1 by S&P maturing within 270 days of the date of issuance thereof;
     (c) investments shown on the financial statements referred to in Section 5.2 in existing Subsidiaries;
     (d) acquisitions of the Property or business of any Person, provided (i) that no Potential Default or Event of Default shall then exist after giving effect to such acquisition and no change of the voting control or management of the Company shall result therefrom; (ii) that the aggregate purchase price (including the principal amount of obligations assumed by the Company or a Subsidiary) paid in any single acquisition shall not exceed $25,000,000 and (iii) that the aggregate purchase price (determined as described above) paid in all such acquisitions made prior to the Revolving Credit Termination Date shall not exceed $35,000,000;
     (e) marketable full faith and credit obligations of the United States of America or of any agency thereof for which the full faith and credit of the United States of America has been pledged;
     (f) repurchase, reverse repurchase and security lending agreements collateralized by securities of the type described in subsection (e), provided that the Company or Subsidiary, as the case may be, which is a party to such arrangement shall hold (individually or through an agent or bailee) all securities relating thereto during the entire term of each such arrangement;
     (g) municipal debt securities commonly known as “lower floaters” or “variable rate demand notes” so long as (i) such securities provide that the owner thereof may require that such securities be bought from it upon 7 days notice by such owner, and (ii) such securities shall have a long-term rating at the time of investment of at least AA by S&P or Aa by Moody’s and a short-term rating at the time of investment of A-1 from S&P or P-1 from Moody’s;
     (h) investments in an aggregate principal amount of up to $1,000,000 and not otherwise permitted by this Section, in certificates of deposit in any commercial bank;
     (i) investments in and loans and advances to the Company or any Subsidiary by the Company or any other Subsidiary; and
     (j) a loan in a principal amount not to exceed $500,000 to the Company’s employees’ stock ownership plan.
     Section 7.15. Sale of Tangible Fixed Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of tangible fixed assets (as classified in accordance with generally accepted accounting principles, consistently applied) if the book value of the Property sold, leased, assigned, transferred or otherwise disposed of in the latest such transaction, together with the Property sold, leased, assigned, transferred or otherwise disposed of in all other such transactions after the date of this Agreement, would exceed 15% of the book value of all of the Company’s and its subsidiaries’ tangible assets (determined in accordance with generally accepted accounting principles, consistently applied) at the time of the latest such transaction, except for (a) sales of obsolete or worn-out equipment in the ordinary course of business, (b) transfer of such assets between any Subsidiary and the Company or any other Subsidiary, to each of which this Section shall not apply, and (c) the transfer of Property in connection with the issuance of Economic Development Bonds which (i) are held by the Company or a Subsidiary of the Company or (ii) have an aggregate principal amount not to exceed $10,000,000 during the term of this Agreement.
     Section 7.16. Notice of Suit or Adverse Change in Business or Default. The Company shall give written notice to the Agent within five (5) Business Days after the Company learns of, or forms a belief as to the existence of, any of the following:
     (a) any proceeding(s) being instituted or threatened in writing to be instituted against the Company or any Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign) that is material to the Company and its Subsidiaries taken as a whole;
     (b) any material adverse change in the business, Property or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, except those affecting business and/or the poultry industry generally; and
     (c) the occurrence of any Potential Default or Event of Default.
     Section 7.17. ERISA. The Company will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed is likely to result in the imposition of a lien against any material portion of the Property of the Company and its Subsidiaries taken as a whole and will promptly notify the Agent, upon the Company becoming aware, of (a) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (b) receipt of any notice from PBGC of its intention to seek termination of any such Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. The Company will not, and will not permit any Subsidiary to, terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.
     Section 7.18. Use of Proceeds. The Company shall use the proceeds of each Loan and other extensions of credit hereunder only to repay all of the Company’s indebtedness under the Existing Agreement and for working capital and general corporate purposes of the Company and the Subsidiaries, including the construction of a new poultry processing complex located in Kinston, North Carolina.
     Section 7.19. Compliance with Laws, etc. The Company will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, except where the failure to so comply or to be so qualified would not have a material adverse effect on the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.
     Section 7.20. Environmental Covenant. The Company will, and will cause each of its Subsidiaries to, except as disclosed on Exhibit F attached hereto, use and operate all of its facilities and Properties in compliance with all Environmental Laws, keep all necessary material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous materials in material compliance with all applicable Environmental Laws, except, as to each of the foregoing, where the failure to do so would not have a material adverse effect on the Company and its Subsidiaries taken as a whole.
Section 8. Events of Default and Remedies.
     Section 8.1. Definitions. Any one or more of the following shall constitute an Event of Default:
     (a) (i) Default in the payment when due of any principal of or interest on any Note or Reimbursement Obligation, whether at the stated maturity thereof or as required by Section 2.4 hereof or at any other time provided in this Agreement, or (ii) default in the payment of any fee or other amount payable by the Company pursuant to this Agreement within 5 Business Days after the Company receives an invoice therefor;
     (b) Default in the observance or performance of any covenant set forth in Section 7.18 hereof;

     (c) Default in the observance or performance of any covenant set forth in Sections 7.5, 7.6, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16 and 7.19 hereof; or
     (d) Default in the observance or performance of any covenant set forth in Section 7.4 hereof and the continuation thereof for 3 Business Days after notice thereof to the Company by any Bank;
     (e) Default in the observance or performance of any other covenant, condition, agreement or provision hereof or any of the other Loan Documents and such default shall continue for 30 days after written notice thereof to the Company by any Bank;
     (f) Default shall occur under any evidence of Indebtedness for Borrowed Money in an aggregate principal amount exceeding $10,000,000 issued or assumed or guaranteed by the Company or any Subsidiary, or under any mortgage, agreement or other similar instrument under which the same may be issued or secured and such default shall continue for a period of time sufficient to permit the acceleration of maturity of the indebtedness evidenced thereby or outstanding or secured thereunder;
     (g) Any representation or warranty made by the Company or any Subsidiary herein or in any Loan Document or in any written statement or certificate furnished by it pursuant hereto or thereto after the date of this Agreement, proves untrue in any material respect as of the date made or deemed made pursuant to the terms hereof and any such breach which is capable of being cured shall not be remedied within 30 days after written notice thereof to the Company by any Bank;
     (h) Any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes which order the payment of money in excess of $10,000,000 over and above any insurance proceeds payable with respect thereto or have a material adverse effect on the ability of the Company and its Subsidiaries taken as a whole to continue to conduct their business in the ordinary course, shall be entered or filed against the Company or any Subsidiary or against any of their respective Property or assets and remain unstayed and undischarged for a period of 30 days from the date of its entry;
     (i) Any reportable event (as defined in ERISA) which constitutes grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan, shall have occurred and be continuing thirty (30) days after written notice to such effect shall have been given to the Company by any Bank; or any such Plan shall be terminated in a manner that can reasonably be expected to result in liability under ERISA that is material to the Company and its Subsidiaries taken as a whole; or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan, or the PBGC shall institute proceedings to administer or terminate any such Plan, and any such administration or termination could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole;

     (j) The Company or any Guarantor Subsidiary shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code of 1978, as amended, (ii) admit in writing its inability to pay, or not pay, its debts generally as they become due or suspend payment of its obligations, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, conservator, liquidator or similar official for it or any substantial part of its property, (v) file a petition seeking relief or institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code of 1978, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, marshalling of assets, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(k) hereof;
     (k) A custodian, receiver, trustee, conservator, liquidator or similar official shall be appointed for the Company or any Guarantor Subsidiary or any substantial part of the Property of the Company and its Subsidiaries taken as a whole, or a proceeding described in Section 8.1(j)(v) shall be instituted against the Company or any Guarantor Subsidiary and such appointment continues undischarged or any such proceeding continues undismissed or unstayed for a period of 60 days; or
     (l) a Change of Control shall occur.
     Section 8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default, other than an Event of Default described in subsections (j) and (k) of Section 8.1 hereof, has occurred and is continuing, the Agent, if directed by the Required Banks, shall give notice to the Company and take any or all of the following actions: (a) terminate the remaining Commitments and on the date (which may be the date thereof) stated in such notice, (b) declare the principal of and the accrued interest on the Notes and all Reimbursement Obligations to be forthwith due and payable and thereupon the Notes and all Reimbursement Obligations, including both principal and interest, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind, and (c) take any action or exercise any remedy under any of the Loan Documents or exercise any other action, right, power or remedy permitted by law. Any Bank may exercise the right of set-off with regard to any deposit accounts or other accounts maintained by the Company with any of the Banks, and the Company’s indebtedness hereunder shall be satisfied to the extent of any amount set-off against such indebtedness.
     Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsections (j) or (k) of Section 8.1 hereof has occurred and is continuing, then the Notes and all Reimbursement Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 9. Change in Circumstances Regarding Eurodollar Loans.
     Section 9.1. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof with respect to Eurodollar Loans, any Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful for such Bank to make or continue to maintain any Eurodollar Loan or to give effect to its obligations with respect thereto as contemplated hereby, such Bank shall promptly give notice thereof to the Company to such effect, and such Bank’s obligation to make or relend any such affected Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain such affected Loan. In the event of such a determination, the Company shall prepay the outstanding principal amount of any such affected Eurodollar Loan made to it, together with all interest accrued thereon and all other amounts due and payable to the Banks under Section 9.4 of this Agreement, on the earlier of the last day of the Interest Period applicable thereto and the first day on which such Bank has given the Company not less than one (1) Business Day’s prior written notice that it is illegal for such Bank to have such Loans outstanding; provided, however, the Company shall then be permitted to elect to borrow the principal amount of such affected Eurodollar Loan by means of another type of Loan available hereunder, subject to all of the terms and conditions of this Agreement. In the event that Eurodollar Loans shall be unavailable as provided in this Section, the Banks and the Company shall negotiate in good faith to make available to the Company, on mutually acceptable terms, Loans bearing interest at a rate per annum determined with reference to the rates quoted to the Agent in the secondary market by three certificate of deposit dealers of recognized standing for the purchase at face value of the Agents’ certificates of deposit in an amount and for an interest period equal to an amount and interest period of the requested Loans, adjusted for reserves and FDIC insurance assessments (the “Adjusted CD Rate”).
     Section 9.2. Unavailability of Deposits or Inability to Ascertain the Adjusted Eurodollar Rate. Notwithstanding any other provision of this Agreement or any Note to the contrary, if prior to the commencement of any Interest Period any Bank shall reasonably determine (i) that deposits in the amount of any Eurodollar Loan scheduled to be outstanding are not available to it in the relevant market or (ii) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate, then the Agent shall promptly give telephonic or telex notice thereof to the Company and the Banks (such notice to be confirmed in writing), and the obligation of the Banks to make any such Eurodollar Loan in such amount and for such Interest Period shall terminate until the Company shall thereafter request a Eurodollar Loan and deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted Eurodollar Rate. Upon the giving of such notice, the Company may elect to either (i) pay or prepay, as the case may be, such affected Loan or (ii) reborrow such affected Loan as another type of Loan or Portion available hereunder, subject to all terms and conditions of this Agreement. In the event that Eurodollar Loans are unavailable pursuant to this Section, the Banks and the Company shall negotiate in good faith for Loans bearing interest at a rate per annum based on the Adjusted CD Rate to be made available to the Company.

     Section 9.3. Taxes, Increased Costs and Reduced Return. (a) With respect to any outstanding Eurodollar Loans, if any Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or its lending branch or the Eurodollar Loans contemplated by this Agreement (whether or not having the force of law) (“Change in Law”) shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or Eurodollar Loans by, or any other acquisition of funds or disbursements by, such Bank (other than reserves included in the determination of the Adjusted Eurodollar Rate);
     (ii) subject such Bank, any Eurodollar Loan or any Note to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee deduction or withholding in respect of this Agreement, any Eurodollar Loan or any Note except such taxes as may be measured by the overall net income of such Bank or its lending branch and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank’s principal executive office or its lending branch is located or in which the Bank has nexus;
     (iii) change the basis of taxation of payments of principal and interest due from the Company to such Bank hereunder or under any Note (other than by a change in taxation of the overall net income of such Bank); or
     (iv) impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Eurodollar Loan or any Note;
and such Bank shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining any Eurodollar Loan hereunder or to reduce the amount of principal or interest received by such Bank, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall determine are sufficient to compensate and indemnify it for such increased cost or reduced amount.
     (b) If, after the date hereof, any Bank or the Agent shall have determined in good faith that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital rules heretofore adopted and issued by any governmental authority), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital, or on the capital of any corporation controlling such Bank, in each case as a consequence of its obligations hereunder to a level below that which such Bank would have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.
     (c) If any Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein specifying such Change in Law, and such certificate shall be conclusive and binding on the Company as to the amount thereof except in the case of manifest error. Upon the imposition of any such cost, the Company may prepay any affected Loan, subject to the provisions of Sections 2.3 and 9.4 hereof.
     Section 9.4. Funding Indemnity. (a) In the event any Bank shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit and any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid such Bank) as a result of:
     (i) any payment or prepayment of a Eurodollar Loan on a date other than the last day of the then applicable Interest Period; or
     (ii) any failure by the Company to borrow any Eurodollar Loan on the date specified in the notice given pursuant to Section 1.5 hereof;
then, upon the demand of such Bank, the Company shall pay, within fifteen (15) days after demand by such Bank (with a copy to the Agent), to such Bank such amount as will reimburse such Bank for such loss, cost or expense.
     (b) If any Bank makes a claim for compensation under this Section 9.4, it shall provide to the Company a certificate setting forth the amount of such loss, cost or expense in reasonable detail and such certificate shall be conclusive and binding on the Company as to the amount thereof except in the case of manifest error.
     Section 9.5. Lending Branch. Each Bank may, at its option, elect to make, fund or maintain its Eurodollar Loans hereunder at the branch or office specified opposite its signature on the signature page hereof or such other of its branches or offices as such Bank may from time to time elect, subject to the provisions of Section 1.5(b) hereof.

     Section 9.6. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank which is match-funding its Eurodollar Loans shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Banks which are match-funding their Eurodollar Loans had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Adjusted Eurodollar Rate for such Interest Period.
Section 10. The Agent.
     Section 10.1. Appointment and Authorization of Agent. Each Bank and the L/C Issuer hereby appoints Bank of Montreal as the Agent under the Loan Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Banks and L/C Issuers expressly agree that the Agent is not acting as a fiduciary of the Banks or the L/C Issuers in respect of the Loan Documents, the Company or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Banks or L/C Issuers except as expressly set forth herein.
     Section 10.2. Agent and its Affiliates. The Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Bank and may exercise or refrain from exercising such rights and power as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Affiliate of the Company as if it were not the Agent under the Loan Documents. The term “Bank” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank (if applicable).
     Section 10.3. Action by Agent. If the Agent receives from the Company a written notice of an Event of Default pursuant to Section 7.16 hereof, the Agent shall promptly give each of the Banks and L/C Issuers written notice thereof. The obligations of the Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Potential Default or Event of Default, except as expressly provided in Sections 8.2. Unless and until the Required Banks give such direction, the Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Banks and L/C Issuers. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Banks that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Potential

Default or Event of Default exists unless notified in writing to the contrary by a Bank, an L/C Issuer, or the Company. In all cases in which the Loan Documents do not require the Agent to take specific action, the Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Banks, or of any other group of Banks called for under the specific provisions of the Loan Documents, shall be binding upon all the Banks and the holders of the Obligations.
     Section 10.4. Consultation with Experts. The Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 10.5. Liability of Agent; Credit Decision. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Company or any Subsidiary contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the L/C Issuers, the Company, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank and L/C Issuer acknowledges that it has independently and without reliance on the Agent or any other Bank or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Company in the manner set forth in the Loan Documents. It shall be the responsibility of each Bank and L/C Issuer to keep itself informed as to the creditworthiness of the Company and its Subsidiaries, and the Agent shall have no liability to any Bank or L/C Issuer with respect thereto.
     Section 10.6. Indemnity. The Banks shall ratably, in accordance with their respective Commitment Percentage, indemnify and hold the Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section shall survive termination of this Agreement. The Agent shall be entitled to offset amounts received for the account of a Bank under this Agreement against unpaid amounts due from such Bank to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Bank arising outside of this Agreement and the other Loan Documents.
     Section 10.7. Resignation of Agent and Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks, the L/C Issuer, and the Company. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which may be any Bank hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $250,000,000 and be approved by the Company (which approval shall not be unreasonably withheld). Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Banks and the Company shall be directed to make all payments due each Bank and L/C Issuer hereunder directly to such Bank or L/C Issuer.
     Section 10.8. L/C Issuer and Swing Line Bank. Each L/C Issuer shall act on behalf of the Banks with respect to any L/Cs issued by it and the documents associated therewith, and the Swing Line Bank shall act on behalf of the Banks with respect to the Swing Loans made hereunder. The L/C Issuers and the Swing Line Bank shall each have all of the benefits and immunities (i) provided to the Agent in this Section 10 with respect to any acts taken or omissions suffered by any L/C Issuer in connection with L/Cs issued by it or proposed to be issued by it and the Agreements pertaining to such L/Cs or by the Swing Line Bank in connection with Swing Loans made or to be made hereunder as fully as if the term “Agent”, as used in this Section 10, included the L/C Issuers and the Swing Line Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Bank, as applicable.
     Section 10.9. Designation of Additional Agents. The Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Banks (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Banks and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
Section 11. Miscellaneous.
     Section 11.1. Amendments and Waivers. Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Banks, and (c) if the rights or duties of the Agent, the relevant L/C Issuer, or the Swing Line Bank are affected thereby, the Agent, such L/C Issuer, or the Swing Line Bank, as applicable; provided that:
     (i) no amendment or waiver pursuant to this Section 11.1 shall (A) increase any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Bank to which such payment is owing or which has committed to make such Loan or L/C (or participate therein) hereunder; and
     (ii) no amendment or waiver pursuant to this Section 11.1 shall, unless signed by each Bank, extend the Revolving Credit Termination Date, change the definition of Required Banks, change the provisions of this Section 11.1, release any material guarantor, or affect the number of Banks required to take any action hereunder or under any other Loan Document.
     Section 11.2. Waiver of Rights. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Potential Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and of the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
     Section 11.3. Several Obligations. The commitments of each of the Banks hereunder shall be the several obligations of each Bank and the failure on the part of any one or more of the Banks to perform hereunder shall not affect the obligation of the other Banks hereunder, provided that nothing herein contained shall relieve any Bank from any liability for its failure to so perform. In the event that any one or more of the Banks shall fail to perform its commitment hereunder, all payments thereafter received by the Agent on the principal of Loans or Reimbursement Obligations hereunder shall be distributed by the Agent to the Banks making such additional Loans or Reimbursement Obligations ratably as among them in accordance with the principal amount of additional Loans or Reimbursement Obligations made by them until such additional Loans or Reimbursement Obligations shall have been fully paid and satisfied, and all payments on account of interest shall be applied as among all the Banks ratably in accordance with the amount of interest owing to each of the Banks as of the date of the receipt of such interest payment.

     Section 11.4. Non-Business Day. (a) If any payment of principal or interest on any Domestic Rate Loan shall fall due on a day which is not a Business Day, interest at the rate such Loan bears for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.
     (b) If any payment of principal or interest on any Eurodollar Loan or Swing Loan at the Swing Line Bank’s Quoted Rate shall fall due on a day which is not a Business Day, the payment date thereof shall be extended to the next date which is a Business Day and the Interest Period for such Loan shall be accordingly extended, unless as a result thereof any payment date would fall in the next calendar month, in which case such payment date shall be the next preceding Business Day.
     Section 11.5. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Banks and L/C Issuers of amounts sufficient to protect the yield of the Banks and L/C Issuers with respect to the Loans and L/Cs, including, but not limited to, Sections 9.3, 9.4, and 11.9 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Notes.
     Section 11.6. Documentary Taxes. Although the Company is of the opinion that no documentary or similar taxes are payable in respect to this Agreement or the Notes, the Company agrees that it will pay such taxes, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
     Section 11.7. Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the Notes, and shall continue in full force and effect with respect to the date as of which they were made and as reaffirmed on the date of each borrowing (as and to the extent provided in Section 6.3 hereof) and as long as any credit is in use or available hereunder.
     Section 11.8. Notices. Unless otherwise expressly provided herein, all communications provided for herein shall be in writing or by telex and shall be deemed to have been given or made when served personally, when an answer back is received in the case of notice by telex or 2 days after the date when deposited in the United States mail (registered, if to the Company) addressed if to the Company to 225 North 13th Avenue, Laurel, Mississippi 39440, Attention: Chief Financial Officer; if to the Agent at 115 South LaSalle Street, Chicago, Illinois 60603, Attention: Food Group; and if to any of the Banks, at the address for such Bank or L/C Issuer set forth under its signature hereon; or at such other address as shall be designated by any party hereto in a written notice to each other party pursuant to this Section 11.8.
     Section 11.9. Costs and Expenses; Environmental Indemnity. (a) The Company agrees to pay on demand all customary and reasonable out-of-pocket costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes and the other instruments and documents to be delivered hereunder or in connection with the transactions contemplated hereby (unless otherwise expressly limited herein), including the reasonable fees and expenses of Chapman and Cutler LLP, special counsel to the Agent; all reasonable out-of-pocket costs and expenses of the Agent and the reasonable out-of-pocket costs and expenses of each Bank and L/C Issuer (including in each case reasonable attorneys’ fees and expenses) incurred in connection with any consents or waivers hereunder or amendments hereto in each case requested by the Company, and all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses), if any, incurred by the Agent, the L/C Issuers, the Banks or any other holders of a Note in connection with the enforcement against the Company or any Guarantor Subsidiary of this Agreement or the Notes and the other instruments and documents to be delivered hereunder.
     (b) Without limiting the generality of the foregoing, the Company unconditionally agrees to indemnify, defend and hold harmless, the Agent, each L/C Issuer and each Bank, and covenants not to sue for any claim for contribution against, the Agent, any L/C Issuer or any Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Company or any Subsidiary or otherwise occurring on or with respect to their respective Property, (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Company or any Subsidiary or otherwise occurring on or with respect to their respective Property, (iii) any claim for personal injury or property damage in connection with the Company or any Subsidiary or otherwise occurring on or with respect to their respective Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Company made herein or in any loan agreement, promissory note, mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations or liabilities of the Company owing to the Agent, L/C Issuer or any Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto; provided, however, the foregoing provisions shall not apply to damages arising from the Agent’s, such L/C Issuer’s or such Bank’s willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all indebtedness, obligations and liabilities of the Company owing to the Agent, the L/C Issuers and the Banks and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Company and shall inure to the benefit of Agent, the L/C Issuers and the Banks and their respective directors, officers, employees, agents, and collateral trustees, and their successors and assigns.
     (c) The provisions of this Section 11.9 shall survive payment of the Notes and Reimbursement Obligations and the termination of the L/C Issuers’ and Banks’ Commitments hereunder.
     Section 11.10. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument. One or more of the Banks may execute a separate counterpart of this Agreement which has also been executed by the Company, and this Agreement shall become effective as and when all of the Banks have executed this Agreement or a counterpart thereof and lodged the same with the Agent.

     Section 11.11. Successors and Assigns; Governing Law; Entire Agreement. This Agreement shall be binding upon each of the Company and the Banks and their respective successors and assigns, and shall inure to the benefit of the Company and each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Illinois, without regard to Illinois conflict of laws principles. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. The Company may not assign any of its rights or obligations hereunder without the written consent of all of the Banks. The Banks may assign their rights under the Loan Documents only in accordance with Sections 11.16 and 11.17 hereof.
     Section 11.12. No Joint Venture. Nothing contained in this Agreement shall be deemed to create a partnership or joint venture among the parties hereto.
     Section 11.13. Severability. In the event that any term or provision hereof is determined to be unenforceable or illegal, it shall be deemed severed herefrom to the extent of the illegality and/or unenforceability and all other provisions hereof shall remain in full force and effect.
     Section 11.14. Table of Contents and Headings. The table of contents and section headings in this Agreement are for reference only and shall not affect the construction of any provision hereof.
     Section 11.15. Sharing of Payments. Each Bank agrees with each other Bank that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise (“Set-Off”), on any Loan, Reimbursement Obligation or other amount outstanding under this Agreement in excess of its ratable share of payments on all Loans, Reimbursement Obligations and other amounts then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans and Reimbursement Obligations held by each such other Bank (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Bank’s ratable share of any such Set-Off shall be determined by the proportion that the aggregate principal amount of Loans and Reimbursement Obligations then due and payable to such Bank bears to the total aggregate principal amount of Loans and Reimbursement Obligations then due and payable to all the Banks.
     Section 11.16. Participants. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Bank at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide (a) that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Company under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Bank will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any indebtedness, obligation or liability in which such participant has an interest and (b) that the participant agrees to be bound by Section 11.18 of this Agreement to the same extent as if it were a Bank. Any party to which such a participation has been granted shall have the benefits of Section 9.3 and Section 9.4 hereof. The Company authorizes each Bank to disclose to any participant or prospective participant under this Section, if such person has agreed in writing to be bound by Section 11.18 below to the same extent as if it were a Bank, any financial or other information pertaining to the Company or any Subsidiary.
     Section 11.17. Assignments. (a) Any Bank may at any time assign to one or more Eligible Assignees all or a portion of such Bank’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans and participation interest in Reimbursement Obligations at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participation interest in L/C Obligations outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and participation interest in L/C Obligations of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Effective Date” is specified in the Assignment and Acceptance, as of the Effective Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.17(a)(i)(B) and, in addition:
     (a) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund;

     (b) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit if such assignment is to a Person that is not a Bank with a Commitment in respect of such facility, an Affiliate of such Bank or an Approved Fund with respect to such Bank;
     (c) the consent of the relevant L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more applicable L/Cs (whether or not then outstanding); and
     (d) the consent of the Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Swing Loans (whether or not then outstanding).
     (iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Bank, shall deliver to the Agent an Administrative Questionnaire.
     (v) No Assignment to Company or Affiliate. No such assignment shall be made to the Company or any of its Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Agent pursuant to Section 11.17(b) hereof, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 11.5 and 11.9 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.16 hereof.
     (b) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Company, the Agent, and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (c) Any Bank may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or secured party for such Bank as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
     (d) Notwithstanding anything to the contrary herein, if at any time the Swing Line Bank assigns all of its Commitments and Loans pursuant to subsection (a) above, the Swing Line Bank may terminate the Swing Line. In the event of such termination of the Swing Line, the Company shall be entitled to appoint another Bank to act as the successor Swing Line Bank hereunder (with such Bank’s consent); provided, however, that the failure of the Company to appoint a successor shall not affect the resignation of the Swing Line Bank. If the Swing Line Bank terminates the Swing Line, it shall retain all of the rights of the Swing Line Bank provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Banks to make Loans or fund participations in outstanding Swing Loans pursuant to Section 1.3 hereof.
     Section 11.18. Confidentiality. Each Bank will keep confidential any non-public information concerning the Company and its Subsidiaries furnished by the Company (which is designated by the Company as confidential at the time such information is furnished to the Bank or is actually known by such Bank to be confidential) or obtained by such Bank through its inspections and audits pursuant to Section 7.5 hereof or any Security Document and known by such Bank to be confidential, except that any Bank may disclose such information (i) to regulatory authorities having jurisdiction, (ii) pursuant to subpoena or other legal process, (iii) to such Bank’s counsel and auditors in connection with matters concerning this Agreement, (iv) to such Bank’s consultants in connection with negotiations concerning this Agreement or the other Loan Documents and (v) to prospective participants or assignees in the Loans and participants and assignees in the Loans, provided that any Persons described in clauses (iv) and (v) shall first agree in writing to be bound to comply with the terms of this Section to the same extent as if it were a Bank. In the situations described above (except where the Company is a party), each Bank shall notify the Company as promptly as practicable of the receipt of a request for such disclosure and furnish it with a copy of such subpoena or other legal process (to the extent such Bank is legally permitted to do so). The provisions of this Section shall survive the payment of the Loans and Reimbursement Obligations and the termination of this Agreement.

     Section 11.19. Waiver of Jury Trial. The Company, the Agent and each Bank hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relative to any Loan Document or the transactions contemplated thereby.
      Section 11.20. USA Patriot Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act.

     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.
     Dated as of May 1, 2008.

Sanderson Farms, Inc.
By	/s/ D. Michael Cockrell
Its Treasurer & Chief Financial Officer

     Accepted and Agreed to as of the day and year last above written.

Bank of Montreal, as Agent and an L/C Issuer
By	/s/ David J. Bechstein
Its Vice President

Address:	115 South LaSalle Street
Chicago, Illinois 60603
Attention:	Food Group

Harris N.A., as an L/C Issuer
By	/s/ David J. Bechstein
Its Vice President

Address:	111 West Monroe Street
Chicago, Illinois 60603
Attention:	Food Group

“Lenders” BMO Capital Markets Financing, Inc.
By	/s/ David J. Bechstein
Its Vice President

Address:	115 South LaSalle Street
Chicago, Illinois 60603
Attention:	Food Group

U.S. Bank National Association
By	/s/ Elizabeth L. Hund
Its Senior Vice President

Address:	950 17th Street, 7th Floor
Denver, Colorado 80202
Attention:	_______________

Regions Bank
By	/s/ Stanley A. Herren
Its Vice President

Address:	210 East Capital Street
4th Floor
Jackson, Mississippi 39201
Attention:	Stanley A. Herren

ING Capital LLC
By	/s/ William B. Redmond
Its Managing Director

Address:	__________________
__________________
Attention:	__________________

Trustmark National Bank
By	/s/ William H. Edwards
Its First Vice President

Address:	248 East Capitol Street
Jackson, Mississippi
Attention:	William H. Edwards

Farm Credit Bank of Texas
By	/s/ Isaac E. Bennett
Its Vice President

Address:	4801 Plaza on the Lake Drive
Austin, TX 78746
Attention:	Isaac E. Bennett

AgFirst Farm Credit Bank
By	/s/ J. Randal Musselwhite
Its Vice President

Address:	1401 Hampton Street
Columbia, South Carolina 29201
Attention:	Randy Musselwhite

GreenStone Farm Credit Services, ACA
By	/s/ Alfred S. Compton, Jr.
Its Vice President/Managing Director

Address:	P.O. Box 22067
Lansing, MI 48909
Attention:	Al Compton

Farm Credit Services of America, PCA
By	/s/ Bruce P. Rouse
Its Vice President

Address:	5015 S. 118th St.
Omaha, NE 68137
Attention:	Bruce P. Rouse

Exhibit A
Sanderson Farms, Inc.
Revolving Credit Note
May 1, 2008
     For Value Received, the undersigned, Sanderson Farms, Inc., a Mississippi corporation (the “Company”) promises to pay to the order of ____________ (the “Lender”) on the Revolving Credit Termination Date (as defined in the Credit Agreement referred to below) at the principal office of Bank of Montreal in Chicago, Illinois, the principal sum of ____________ or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Company under the Revolving Credit provided for under the Credit Agreement hereinafter mentioned and remaining unpaid on the Revolving Credit Termination Date together with interest on the principal amount of each Revolving Credit Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in said Credit Agreement.
     The Lender shall record on its books or records or on the schedule to this Note which is a part hereof the principal amount of each Revolving Credit Loan made under the Revolving Credit, all payments of principal and interest and the principal balances from time to time outstanding; provided that prior to the transfer of this Note all such amounts shall be recorded on the schedule attached to this Note. The record thereof, whether shown on such books or records or on the schedule to this Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of the Lender to record, or any mistake in recording, any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay all Revolving Credit Loans made under the Revolving Credit, together with accrued interest thereon.
     This Note is one of the Revolving Notes referred to in and issued under that certain Credit Agreement dated as of May 1, 2008, among the Company, Bank of Montreal, as Agent, and the banks named therein, as amended from time to time (the “Credit Agreement”), and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein. Payment of this Note has been guaranteed pursuant to that certain Guaranty Agreement dated as of May 1, 2008, from the Guarantor Subsidiaries to the Banks, to which reference is hereby made for a statement of the terms thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.
     Prepayments may be made on any Revolving Credit Loan evidenced hereby and this Note (and the Revolving Credit Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement.

     The Company hereby waives presentment for payment and demand.
     This Note is governed by and shall be construed in accordance with the internal laws of the State of Illinois.

Sanderson Farms, Inc.
By:
Its

Exhibit B
Sanderson Farms, Inc.
Swing Note

$10,000,000	May 1, 2008
     For Value Received, the undersigned, Sanderson Farms, Inc., a Mississippi corporation (the “Company”), promises to pay to the order of BMO Capital Markets Financing, Inc. (the “Bank”), at the principal office of Bank of Montreal in Chicago, Illinois, the aggregate unpaid principal amount of all Swing Loans made by the Bank to the Company under the Credit Agreement hereinafter mentioned in the amounts and payable in the manner and on the dates specified in said Credit Agreement, together with interest on the principal amount of each Swing Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.
     This Note is the Swing Note referred to in and issued under that certain Credit Agreement dated as of May 1, 2008, among the Company, Bank of Montreal, as Agent, and the banks named therein, as amended from time to time (the “Credit Agreement”), and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein. Payment of this Note has been guaranteed pursuant to that certain Guaranty Agreement dated as of May 1, 2008, from the Guarantor Subsidiaries to the Banks, to which reference is hereby made for a statement of the terms thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Credit Agreement.
     Prepayments may be made on any Swing Loan evidenced hereby and this Note (and the Swing Loans evidenced hereby) may be declared due prior to the expressed maturity thereof, all in the events, on the terms and in the manner as provided for in said Credit Agreement.
     The Company hereby waives presentment for payment and demand.
     This Note is governed by and shall be construed in accordance with the internal laws of the State of Illinois.

Sanderson Farms, Inc.
By:
Its

Exhibit D
Sanderson Farms, Inc.
Guaranty Agreement
Bank of Montreal
Chicago, Illinois
The Banks and L/C Issuers from time to time parties to the Credit Agreement (as hereinafter defined)
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement dated as of May 1, 2008 (such Credit Agreement, as the same may be modified or amended from time to time, being hereinafter referred to as the “Credit Agreement”) by and among Sanderson Farms, Inc., a Mississippi corporation (the “Company”), and Bank of Montreal, individually and in its capacity as agent thereunder (“BMO”), and the lenders and letter of credit issuers from time to time parties thereto (all of said lenders being referred to collectively as the “Banks” and individually as a “Bank”, and such letter of credit issuers being referred to collectively as “L/C Issuers” and individually as an “L/C Issuer”; and said BMO as agent for the Banks and L/C Issuers under the Credit Agreement being hereinafter referred to in such capacity as the “Agent”; the Banks, the L/C Issuers and the Agent being referred to collectively as the “Guaranteed Creditors” and individually as a “Guaranteed Creditor”), pursuant to which said Banks agree to make available to the Company a Revolving Credit, with all loans thereunder to be evidenced by the Revolving Notes of the Company and pursuant to which BMO agrees to make available to the Company a Swingline with all loans thereunder to be evidenced by the Swing Note of the Company (all such Revolving Notes and the Swing Note being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In addition the Company may request the L/C Issuers to issue letters of credit for the Company’s account and the other Banks will acquire risk participations in such letters of credit and all obligations of the Company with request thereto (the “Reimbursement Obligations”). All of the Company’s indebtedness, obligations and liabilities to the Guaranteed Creditors under the Credit Agreement and the other Loan Documents, including, without limitation, all such indebtedness, obligations and liabilities evidenced by the Notes and the Reimbursement Obligations, and all extensions or renewals of any of the foregoing, are hereinafter collectively referred to as the “Indebtedness”. All defined terms used herein shall have the meanings set forth in the Credit Agreement unless expressly defined herein.
     The undersigned are wholly-owned subsidiaries of the Company. As an inducement to each of you to accept and enter into said Credit Agreement, and in consideration of credit extended and to be extended by the Guaranteed Creditors to the Company under said Credit Agreement, the undersigned (hereinafter collectively referred to as the “Guarantors”), acknowledging that the Guaranteed Creditors have informed the Company that said credit would not be extended but for this guarantee, hereby jointly and severally guarantee the full and prompt payment to each Guaranteed Creditor at maturity (whether by acceleration, lapse of time or otherwise) and at all times thereafter of principal of and interest on all Indebtedness of the Company under the Credit Agreement, and all extensions or renewals of all or any part thereof and all other indebtedness, liabilities and obligations of the Company to the Guaranteed Creditors under the Credit Agreement. Notwithstanding anything in this Guaranty to the contrary, the right of recovery against each Guarantor under this Guaranty shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Guaranty void or voidable under applicable law, including fraudulent conveyance law.
     The undersigned further jointly and severally acknowledge and agree with the Guaranteed Creditors that this Guaranty and the undertaking of the Guarantors in connection therewith shall be on and subject to the following terms and conditions:
     1. This Guaranty of payment by the Guarantors shall be a continuing, absolute and unconditional guaranty and shall remain in full force and effect until all Indebtedness of the Company to the Guaranteed Creditors shall be fully paid and satisfied and all commitments of the Guaranteed Creditors under the Credit Agreement to extend credit to or for the account of the Company shall have terminated. The dissolution, liquidation or insolvency (howsoever evidenced) of, or the institution of bankruptcy or receivership proceedings against any one or more of the Guarantors or the Company shall not terminate this Guaranty.
     2. The obligations and liabilities of the Guarantors, or any of them, hereunder shall not be affected or impaired by any irregularity, invalidity or unenforceability of or in any of the Notes or of any agreement, instrument or other document evidencing or creating or providing for the same.
     3. The obligations and liabilities of the Guarantors, or any of them, hereunder shall not be affected or impaired by (and the Guaranteed Creditors are hereby expressly authorized to make from time to time without notice to the Guarantors) any sale, pledge, surrender, compromise, settlement, release, renewal, extension, indulgence, amendment, alteration, substitution, exchange, change in, modification or other disposition of any of the Credit Agreement, the Notes, any other Loan Documents (as defined in the Credit Agreement), any other guaranty thereof, or of any security or collateral therefor.
     4. The obligations and liabilities of the Guarantors or any of them hereunder shall not be affected or impaired by any acceptance by the Guaranteed Creditors, or any of them, of any security or collateral for, or other guarantors upon any of the Indebtedness or by any failure, neglect, omission, delay or partial action on the part of the Guaranteed Creditors, or any of them, in the administration of the Indebtedness or to realize upon or protect any of the Indebtedness or any security or collateral therefor, or to exercise any lien upon or right of appropriation of any moneys, credits or property of the Company possessed by any of the Guaranteed Creditors toward the liquidation of the Indebtedness or by any application of payments or credits thereon or by any other circumstances whatsoever (with or without notice to or the knowledge of the Guarantors, or any of them) which may in any manner or to any extent vary the risk of the Guarantors, or any of them, hereunder or may otherwise constitute a legal or equitable discharge of a surety or guarantor; it being the purpose and intent that this guaranty of payment and the obligations and liability of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.
     5. In order to hold the Guarantors, or any of them, liable hereunder, there shall be no obligation on the part of any Guaranteed Creditor, at any time, to resort for payment to any person directly liable in respect of the Indebtedness or to any other guaranty, or to any other person, their properties or estates, or to resort to any collateral, security, property, liens or other rights or remedies whatsoever, and the Guaranteed Creditors shall have the right to enforce this guaranty of payment irrespective of whether or not other proceedings or steps are pending seeking resort to or realization upon or from any of the foregoing. The Guarantors jointly and severally agree to pay all reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, paid or incurred by the Guaranteed Creditors or any of them in endeavoring to collect on the Indebtedness or any part thereof and in enforcing this Guaranty.
     6. The granting of credit to the Company by any Guaranteed Creditor from time to time in addition to the Indebtedness under the Credit Agreement without notice to the Guarantors, or any of them, is hereby authorized and shall in no way affect or impair the obligations and liability of the Guarantors, or any of them, hereunder.
     7. The payment by any Guarantor of any amount or amounts under this guaranty of payment shall not entitle it, either at law, in equity or otherwise, to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Indebtedness, or in and to any security or collateral therefor, or in or to any amounts at any time paid or payable under or pursuant to any guaranty by any other person of all or part of Indebtedness, or in and to any amounts theretofore, then or thereafter paid or applicable to the payment of the Indebtedness, howsoever such payment or payments may arise, until all of the Indebtedness has been fully paid and all obligations of the Guaranteed Creditors to extend credit to or for the benefit of the Company shall have terminated or expired.
     8. This Guaranty Agreement may be enforced by the Guaranteed Creditors acting jointly, or it may be enforced by any Guaranteed Creditor acting alone or separately with respect to the Indebtedness which it holds. Any Guaranteed Creditor may, without any notice to the Guarantors, sell, assign or transfer, to the extent permitted in the Credit Agreement, the Indebtedness held by it, or any part thereof, or grant participations therein; and in that event, each and every immediate and successive assignee, transferee or holder of or participant in all or any part of the Indebtedness shall, to the extent permitted in the Credit Agreement, have the right to enforce this Guaranty, by suit or otherwise, for the benefit of such assignee, transferee, holder or participant as fully as if such assignee, transferee, holder or participant were herein by name specifically given such rights, powers and benefits; but each Guaranteed Creditor shall have an unimpaired right to enforce this Guaranty Agreement for its own benefit or for the benefit of any such participant as to so much of the Indebtedness that it has not sold, assigned or transferred.
     9. If any payment applied by any Guaranteed Creditor to any of the Indebtedness is thereafter set aside, recovered, rescinded or required to be returned for any reason (including, without limitation, the bankruptcy, insolvency or reorganization of the Company or any other obligor), the Indebtedness to which such payment was applied shall for the purposes of this Guaranty be deemed to have continued in existence, notwithstanding such application, and this Guaranty shall be enforceable as to such of the Indebtedness as fully as if such application had never been made.
     10. This Guaranty Agreement shall be construed according to the internal laws of the state of Illinois, in which State it shall be performed by the Guarantors. This Guaranty Agreement and every part hereof shall be binding upon the Guarantors jointly and severally and upon their respective legal representatives, successors and assigns of each and all of the undersigned, and shall inure to the benefit of the Guaranteed Creditors and their respective successors, legal representatives and assigns.
     11. This writing is intended by the parties to be a complete and final expression of this Guaranty Agreement and is also intended as a complete and exclusive statement of the terms of that agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms hereof, nor are there any conditions to the full effectiveness of this Guaranty Agreement.
     12. Each Guarantor and, by their acceptance of this Guaranty, each Guaranteed Creditor hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relative to this Guaranty or the transactions contemplated hereby.

     Dated as of this 1st day of May, 2008.

Attest:	Sanderson Farms, Inc. (Foods Division)

By

Attest:	Sanderson Farms, Inc. (Production Division)

By

Attest:	Sanderson Farms, Inc. (Processing Division)

By

Exhibit E
Compliance Certificate
     This Compliance Certificate is furnished to Bank of Montreal, as agent (the “Agent”), pursuant to that certain Credit Agreement dated as of May 1, 2008, by and among Sanderson Farms, Inc., a Mississippi corporation (the “Company”), the Agent and the other Bank parties thereto (the “Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     The Undersigned Hereby Certifies That:
     1. I am the duly acting chief ___officer of the Company, acting herein in such capacity;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the attached financial statements sufficient for me to provide this Certificate;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Potential Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule 1 attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct to the best of my knowledge, information and belief.
     Described below (or on the attached sheet) are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking or proposes to take with respect to each such condition or event:

     The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of _________, 20_.
___________________________,
as Chief _________ Officer of Sanderson
Farms, Inc.

Schedule 1
to Compliance Certificate
Sanderson Farms, Inc.
Compliance Calculations for
Credit Agreement Dated as of May 1, 2008
Calculations as of the last day of the fiscal quarter ended __________, 20__
Section 7.9 Consolidated Tangible Net Worth

(a)	Prior Fiscal Quarter’s Required Minimum Amount	$___

(b)	Consolidated Net Income for Current Fiscal Quarter to “as of” date	$___

(c)	Dividends declared during Current Fiscal Quarter	$___

(d)	Adjustment (lesser of $3,000,000 and line (c))	$___

(e)	(b) — (d)*	$___

(f)	60% of (e)	$___

(g)	Net Proceeds of Stock for Current Fiscal Quarter to “as of” date	$___

(h)	Current Fiscal Quarter’s Required Minimum Amount (a) + (f) + (g)	$___

(i)	Current Fiscal Year Consolidated Tangible Net Worth	$___

Compliance Yes ___ No ___
* But not less than $0.

Section 7.10 Leverage Ratio

(a)	Consolidated Indebtedness for Borrowed Money	$___

(b)	Consolidated Indebtedness for Borrowed Money	$___
	Consolidated Tangible Net Worth	$___
	Total	$___
	(a)/(b)	___*
*Required to not exceed the percentage set forth in Section 7.10.
Compliance            Yes _____ No _____
Section 7.11 Consolidated Current Ratio

(a)	Consolidated Current Assets	$___
(b)	Consolidated Current Liabilities	$___
(c)	Consolidated Deferred Taxes	$___
(d)	Consolidated Current Liabilities minus Consolidated Deferred
	Taxes [(b)-(c)]	$___
	(a)/(d)	___*
* Required to be not less than 2.0 to 1.
Compliance            Yes _____ No _____
Section 7.12(a) Capital Expenditures

(a)	Maximum Amount Allowed	$___
(b)	Expenditures Year-to-date	$___
	(a)-(b)	___*
Compliance            Yes _____ No _____

Section 7.12(b) Capital Expenditures

(a)	Maximum Amount Allowed		$145,475,000
(b)	Expenditures Year-to-date	$	___
	(a)-(b)		___*
Compliance            Yes _____ No _____

Exhibit F
Environmental Disclosure
None

Exhibit G
Schedule of Subsidiaries

		State of	Percentage of
	Name	Incorporation	Ownership
1.	Sanderson Farms, Inc.	Mississippi	100%
	(Foods Division)

2.	Sanderson Farms, Inc.	Mississippi	100%
	(Production Division)

3.	Sanderson Farms, Inc.	Mississippi	100%
	(Processing Division)

Exhibit H
Litigation; Tax Returns; Approvals
     On June 6, 2006, Annie Collins, a former employee of the processing division subsidiary, on behalf of herself and as representative of “a class of individuals who are similarly situated and who have suffered the same or similar damages” filed a complaint against the Company’s processing and production subsidiaries in the United States District Court for the Eastern District of Louisiana.
     Plaintiffs allege that the Company’s subsidiaries violated the Fair Labor Standards Act by failing to pay plaintiffs and other hourly employees for the time spent donning and doffing protective and sanitary clothing and performing other alleged compensable activities, and that “Sanderson automatically deducted thirty minutes from each worker’s workday for a meal break regardless of the actual time spent on break.” Plaintiffs also allege that they were not paid overtime wages at the legal rate. Plaintiffs seek unpaid wages, liquidated damages and injunctive relief.
     On July 31, 2006, following various procedural motions, the Company filed its Answer to the plaintiffs’ Complaint.
     On July 20, 2006, ten current and former employees of the processing division subsidiary filed an action in the United States District Court for the Eastern District of Louisiana nearly identical to the one described above. Approximately 3,700 individuals purportedly have given their consent to be a party plaintiff to both this action and the action described above. Since the filing of these two complaints, six other substantially similar lawsuits were filed in United States District Courts for the Jackson and Hattiesburg divisions of the Southern District of Mississippi. Unlike the two suits referenced above filed in Louisiana (which suits were consolidated into one action), these complaints are specific to individual processing locations of the processing division subsidiary of the Company.
     On March 26, 2007, the parties to the consolidated Louisiana action filed a Joint Motion for Preliminary Approval of Collection Action Settlement and Appointment of Plaintiff’s Counsel as Class Counsel. Although not a party to the Louisiana matter, the plaintiffs in the Mississippi suits agreed to be bound by the settlement reached in the Louisiana suit, and the Mississippi suits have been stayed pending approval of the settlement motion before the Louisiana Court. On April 11, 2007, the Court denied the joint motion on two grounds: (1) The motion was premature because no motion to certify a collective action had been filed in the case, and (2) certain contingencies contained in the settlement agreement gave rise to concerns about whether the settlement agreement was in accordance with the Fair Labor Standards Act. The parties filed a Joint Motion for Reconsideration of this order of the Court, which was granted in part and denied in part by order dated May 3, 2007. In the order, the Court stated it would permit notice to the class to proceed. The Court also stated that if certain contingencies agreed to by the parties in the settlement agreement concerning class participation were met, it would consider the reasonableness of the proposed settlement at a fairness hearing. The parties agreed to proceed in this manner, and the Court authorized the distribution of notice to the class. At the joint request of the parties, the Court extended the August 1, 2007 deadline for class members to opt into the lawsuits to September 14, 2007. On November 15, 2007, following the completion of notice to the class, the Company voided the settlement agreement because the contingencies in the agreement concerning class participation were not met. The Court held a settlement conference with the parties on December 5, 2007. At that conference, the parties agreed to a new tentative settlement on terms substantially similar to the earlier settlement, but proportionate to the participation elected by the plaintiff group. The parties agreed to an abbreviated notice period, and are seeking Court approval in order to finalize the settlement agreement. Even if approved, the settlement will still be subject to a fairness hearing to be held at the end of the notice period. In the Mississippi cases, the Company is seeking an extension of the stay currently in effect pending the Court’s approval of the settlement.

Exhibit I
Assignment and Acceptance
Dated _____________, _____
     Reference is made to the Credit Agreement dated as of May 1, 2008 (as extended, renewed, amended or restated from time to time, the “Credit Agreement”) among Sanderson Farms, Inc., the Banks and L/C Issuers parties thereto, and Bank of Montreal, as Agent (the “Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.
     __________________ (the “Assignor”) and __________________ (the “Assignee”) agree as follows:
     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, the amount and specified percentage interest shown on Annex I hereto of the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, the Assignor’s Commitments as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding Reimbursement Obligations.
     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any Subsidiary or the performance or observance by the Company or any Subsidiary of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.
     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Banks pursuant to Section 7.4(a) and (b) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (v) specifies as its lending office (and address for notices) the offices set forth on its Administrative Questionnaire.
     4. As consideration for the assignment and sale contemplated in Annex I hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds the amount agreed upon between them. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     5. The effective date for this Assignment and Acceptance shall be _______________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent and, if required, the Company.
     6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Bank thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
     7. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

     8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Bank]
By:
Name
Title

[Assignee Bank]
By:
Name
Title

Accepted and consented this
___ day of ____________
Sanderson Farms, Inc.

By:
Name
Title

Accepted and consented to by the Administrative
Agent and L/C Issuer this ___ day of _______________
Bank of Montreal,
as Agent and L/C Issuer

By:
Name
Title

Annex I
to Assignment and Acceptance
     The assignee hereby purchases and assumes from the assignor the following interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the effective date.

	Aggregate	Amount of
	Commitment/Loans	Commitment/Loans	Percentage Assigned
Facility Assigned	For All Banks	Assigned	of Commitment/Loans
Revolving Credit	$	$		%

Schedule 1
Commitments

Name of Lender	Commitment
BMO Capital Markets Financing, Inc.	$50,000,000
U.S. Bank National Association	$48,000,000
Regions Bank	$48,000,000
AgFirst Farm Credit Bank	$48,000,000
ING Capital LLC	$28,000,000
Trustmark National Bank	$28,000,000
GreenStone Farm Credit Services, ACA	$20,000,000
Farm Credit Bank of Texas	$15,000,000
Farm Credit Services of America, PCA	$15,000,000
Total	$300,000,000